UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Amendment No. 1

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    STEC, INC.

(Name of the Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Preliminary Proxy Statement—Subject to Completion, Dated May [—], 2013

sTec, Inc.

3001 Daimler Street

Santa Ana, California 92705-5812

(949) 476-1180

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JULY 12, 2013

The 2013 Annual Meeting of Shareholders (the “Annual Meeting”) of sTec, Inc., a California corporation (the “Company” or “sTec”), will be held on Friday, July 12, 2013, at 8:00 a.m. local time at the Irvine Marriott located at 18000 Von Karman Avenue, Irvine, California 92612, for the following purposes, as more fully described in the Proxy Statement accompanying this notice:

1.	To elect Rajat Bahri, F. Michael Ball, Alan E. Baratz, Ph.D., Christopher W. Colpitts, Kevin C. Daly, Ph.D., Manouch Moshayedi, Mark Moshayedi, and Matthew L. Witte to serve on our Board of Directors until the 2014 Annual Meeting of Shareholders and until their successors are duly elected and qualified or until their earlier resignation or removal;

2.	To approve an amendment to sTec’s Bylaws to increase the minimum and maximum size of our Board of Directors;

3.	To approve the sTec, Inc. 2013 Executive Cash Incentive Plan;

4.	To conduct an advisory vote to approve the compensation of our named executive officers (the “Say-On-Pay” vote);

5.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

6.	To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

The Proxy Statement accompanying this notice describes each of these items of business in more detail. Our Board of Directors recommends: a vote “FOR” each of the eight nominees listed above; and a vote “FOR” Items 2, 3, 4 and 5 above.

The Board of Directors has fixed the close of business on May 13, 2013 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

All shareholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting in person, you are urged to mark, date, sign and return the enclosed WHITE proxy card or voting instruction form in the pre-addressed, pre-paid envelope provided or submit your proxy or voting instructions electronically over the Internet or by telephone as promptly as possible to ensure your representation and the presence of a quorum at the Annual Meeting. If you submit your proxy or voting instructions and then decide to attend the Annual Meeting, you may still vote your shares in person by following the procedures described in the Proxy Statement. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement. Only shareholders of record as of the close of business on May 13, 2013 are entitled to receive notice of, to attend and to vote at the Annual Meeting, but if you are a beneficial holder as of that date, you will receive communications from your broker, bank or other nominee about the Annual Meeting and how to direct the vote of your shares, and are welcome to attend the Annual Meeting, all as described in more detail in the related questions and answers in the attached Proxy Statement.

Based upon the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors has unanimously selected the eight persons named above and in the attached Proxy Statement as its nominees for election to the Board of Directors at the Annual Meeting. Seven of our nominees are currently serving as directors of the Company. We believe that these eight nominees have a well-rounded combination of data storage, technology, sales and marketing, operational, financial and investment strategy expertise and insight, all necessary to provide the right leadership to build value for all sTec shareholders. These nominees also provide strong backgrounds in engineering, technology development, and global tax, accounting, and treasury activities, all complemented by public company senior executive, financial and corporate governance experience.

This year’s Annual Meeting is a particularly important one, and your vote is very important. Simon J. Michael (“Mr. Michael”), Paul J. Solit (“Mr. Solit”), Eric Singer (“Mr. Singer”), Balch Hill Partners, L.P., a Delaware limited partnership (“Balch Hill Partnership”), Potomac Capital Partners L.P., a Delaware limited partnership (“PCP I”), Potomac Capital Partners II, L.P., a Delaware limited partnership (“PCP II”), Potomac Capital Partners III, L.P., a Delaware limited partnership (“PCP III”), and certain persons and entities affiliated with Mr. Michael, Mr. Solit, Mr. Singer, Balch Hill Partnership, PCP I, PCP II, and PCP III (collectively, the “Balch-Potomac Entities”) have provided notice that they intend to nominate three individuals for election to the Board of Directors at the Annual Meeting and solicit proxies from shareholders in support of those three nominees. You may receive proxy solicitation materials from one or more of the Balch-Potomac Entities or other persons or entities affiliated with them in support of their nominees, including an opposition proxy statement and proxy card. We do not endorse the election of any of the Balch-Potomac Entities nominees as a director of the Company.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR ALL” OF THE BOARD’S NOMINEES ON THE ENCLOSED WHITE PROXY CARD OR VOTING INSTRUCTION FORM AND URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD OR VOTING INSTRUCTION FORM SENT TO YOU BY OR ON BEHALF OF THE BALCH-POTOMAC ENTITIES. Even if you have previously submitted a proxy or voting instructions with respect to the director nominees solicited by the Balch-Potomac Entities, you have the right to change your vote. If you are a shareholder of record, you may change your vote by marking, dating, signing and returning the enclosed WHITE proxy card in the pre-addressed, pre-paid envelope provided or by following the instructions on the WHITE proxy card to submit your proxy electronically over the Internet or by telephone. Only the latest dated proxy you submit will be counted. If you hold your shares in “street name,” please follow the voting instructions provided by your bank, broker or other nominee to change your vote. We urge you to disregard any proxy card or voting instruction form sent to you by the Balch-Potomac Entities or on behalf of any person other than sTec.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on July 12, 2013. The Proxy Statement and sTec’s Annual Report on Form 10-K for fiscal year 2012 are available electronically at http://www.sTec-inc.com/proxy and www.proxyvote.com.

If you have any questions or require any assistance with voting your shares, or if you need additional copies of the proxy materials, please contact:

MACKENZIE PARTNERS, INC.

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

By Order of the Board of Directors,

Mark Moshayedi
President and Chief Executive Officer

Santa Ana, California

May [—], 2013

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE VOTE AS PROMPTLY AS POSSIBLE VIA THE INTERNET OR TELEPHONE AS INSTRUCTED IN THESE MATERIALS OR, IF THIS PROXY STATEMENT WAS MAILED TO YOU, BY COMPLETING, DATING AND SIGNING THE ENCLOSED WHITE PROXY CARD AND MAILING IT IN THE ACCOMPANYING POSTAGE PAID ENVELOPE.

i

sTec, Inc.

3001 Daimler Street

Santa Ana, California 92705-5812

(949) 476-1180

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JULY 12, 2013

GENERAL INFORMATION

Your proxy is solicited on behalf of the Board of Directors (the “Board”) of sTec, Inc., a California corporation (the “Company,” “sTec,” “we,” “us,” and “our”), for use at the 2013 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on July 12, 2013, at 8:00 a.m. local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting and any business properly brought before the Annual Meeting. The Annual Meeting will be held at the Irvine Marriott located at 18000 Von Karman Avenue, Irvine, California 92612.

On or about May [—], 2013, proxy materials for the Annual Meeting, including this Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (the “2012 Annual Report”), are being mailed to our shareholders entitled to vote at the Annual Meeting.

The Company has received notice from Simon J. Michael (“Mr. Michael”), Paul J. Solit (“Mr. Solit”), Eric Singer (“Mr. Singer”), Balch Hill Partners, L.P., a Delaware limited partnership (“Balch Hill Partnership”), Potomac Capital Partners L.P., a Delaware limited partnership (“PCP I”), Potomac Capital Partners II, L.P., a Delaware limited partnership (“PCP II”), Potomac Capital Partners III, L.P., a Delaware limited partnership (“PCP III”), and certain persons and entities affiliated with Mr. Michael, Mr. Solit, Mr. Singer, Balch Hill Partnership, PCP I, PCP II, and PCP III (collectively, “Balch-Potomac Entities”) of their intention to nominate three individuals (the “Balch-Potomac Nominees”) for election to the Company’s Board of Directors at the Annual Meeting and solicit proxies from the Company’s shareholders in support of the Balch-Potomac Nominees.

The Balch-Potomac Nominees are not endorsed by our Board of Directors. We urge our shareholders NOT to vote any proxy card or voting instruction form that they may receive from or on behalf of the Balch-Potomac Entities. We are not responsible for the accuracy of any information provided by or relating to the Balch-Potomac Entities contained in any proxy solicitation materials filed or disseminated by or on behalf of the Balch-Potomac Entities or any other statements that the Balch-Potomac Entities may otherwise make. The Balch-Potomac Entities choose which shareholders receive their proxy solicitation materials.

Our Board of Directors urges you to vote “FOR ALL” of our nominees for director: Rajat Bahri, F. Michael Ball, Alan E. Baratz, Ph.D., Christopher W. Colpitts, Kevin C. Daly, Ph.D., Manouch Moshayedi, Mark Moshayedi, and Matthew L. Witte.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR STEC’S ANNUAL SHAREHOLDER MEETING TO BE HELD ON JULY 12, 2013.

sTec’s Proxy Statement, the 2012 Annual Report, which consists of our 2012 Annual Report on Form 10-K, and a proxy card sample are available at http://www.sTec-inc.com/proxy and www.proxyvote.com. You are encouraged to access and review all of the important information contained in the proxy materials before submitting a proxy or voting at the Annual Meeting.

Who can attend the Annual Meeting?

Attendance at the Annual Meeting is limited to sTec’s shareholders of record and beneficial owners as of May 13, 2013. Registration will begin at 7:45 a.m. and you should be prepared to present photo identification for admittance.

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If you are the shareholder of record (that is, your shares are registered in your own name through our transfer agent), your name will be verified against the list of shareholders of record prior to you being admitted to the Annual Meeting.

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If you hold your shares in “street name” (that is, your shares are held in the name of a brokerage firm, bank or other nominee), you should provide proof of beneficial ownership on the record date, such as a brokerage account statement showing that you owned sTec stock as of the record date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership as of the record date.

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If you are a proxy holder for a shareholder of sTec who owned shares of sTec common stock as of the close of business on May 13, 2013, you must bring the executed proxy naming you as the proxy holder, signed by the shareholder of sTec who owned shares of sTec common stock as of the close of business on May 13, 2013 and a government-issued valid personal photo identification (such as a driver’s license or passport).

If you do not provide the required documentation or comply with the other procedures outlined in this Proxy Statement, you will not be admitted to the Annual Meeting. Cameras, recording devices and other similar electronic devices will not be permitted at the Annual Meeting.

Who can vote?

You can vote your shares of sTec common stock if you owned the shares at the close of business on the record date, May 13, 2013. As of the close of business on the record date, [•] shares of our common stock were issued and outstanding. You are entitled to one vote for each share of common stock. You may not cumulate votes in the election of directors. All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. A list of shareholders entitled to vote at the Annual Meeting will be available for inspection by any shareholder meeting the requirements set forth in Section 1600(a) of the California Corporations Code at sTec’s executive offices during normal business hours on or before five business days after such shareholder’s request for such list is received. Furthermore, such list shall also be open to inspection by any shareholder at sTec’s executive offices during normal business hours upon written request to sTec, for a purpose reasonably related to such holder’s interests as a shareholder.

How do I vote?

You may vote by attending the Annual Meeting and voting in person or you may vote by submitting a proxy. The method of voting by proxy differs depending on whether you hold your shares as a record holder or in “street name.”

If you are the record holder of your stock and you are receiving a paper copy of this Proxy Statement, you may vote by completing, dating and signing the WHITE proxy card that was included with the Proxy Statement and promptly returning it in the pre-addressed, pre-paid envelope provided to you, or by submitting a proxy over the Internet, by telephone or through the mail by following the instructions on the WHITE proxy card. If you decide to vote by mail and do not have a pre-addressed, pre-paid envelope, please mail your completed WHITE proxy card to the following address: sTec, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you hold your shares of common stock in street name, you will receive instructions on how to vote your shares from your broker, bank or other nominee. Your broker, bank or other nominee will allow you to deliver your voting instructions via the Internet and may also permit you to submit your voting instructions by telephone. In addition, you may request paper copies of our proxy materials and proxy card by following the instructions provided by your broker, bank or other nominee.

What is “householding” of proxy materials?

Some brokers, banks and other nominee record holders may participate in the practice of “householding” proxy materials. This means that only one copy of our proxy materials, may have been sent to multiple shareholders in your household. We will promptly deliver separate proxy materials to you if you contact us at sTec, Inc., 3001 Daimler Street, Santa Ana, California 92705-5812, Attention: Corporate Secretary, or via phone at (949) 476-1180. If you want to receive separate copies of our proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your broker, bank or other nominee record holder, or you may contact us at the above address or telephone number.

How can I revoke or change my vote?

As a shareholder of record, you have the power to revoke your proxy at any time before it is voted either by:

•	Delivering a written notice of revocation to our Corporate Secretary;

•	Presenting to our Corporate Secretary a later dated proxy executed by the person who executed the prior proxy; or

•	Submitting another proxy by telephone or via the Internet (your latest telephone or Internet voting instructions are followed).

If you hold your shares through a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. Please note that your vote in person at the Annual Meeting will not be effective unless you have obtained and present a legal proxy from your broker, bank or other nominee.

Please note that the submission of a later dated proxy card or voting instruction form, including any non-WHITE proxy card or voting instruction form that you may have received from the Balch-Potomac Entities or on behalf of any person other than sTec, will revoke any proxy or voting instructions you may have previously submitted by telephone, over the Internet or by mail, including by using a WHITE proxy card or voting instruction form. Accordingly, please note that if you submit a non-WHITE proxy card or voting instruction form to “WITHHOLD AUTHORITY” to vote your shares with respect to any of the Balch-Potomac Nominees, that submission will not cause your shares to be counted as a vote “FOR” any of the Board’s nominees and will result in the revocation of any previous proxy or voting instructions you may have submitted using sTec’s WHITE proxy card or voting instruction form.

What constitutes a quorum?

For business to be conducted at the Annual Meeting, a quorum must be present. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding and entitled to vote on the record date will constitute a quorum. Abstentions and “broker non-votes” (i.e., shares held by a broker, bank or other nominee that are represented at the Annual Meeting, but with respect to which such broker, bank or other nominee is not instructed to vote on a particular item and to which such broker, bank or other nominee does not have discretionary voting power) will be counted for the purpose of determining whether a quorum is present for the transaction of business. If a quorum is not present, the Annual Meeting will be adjourned to a subsequent date for the purpose of obtaining a quorum. If there is a quorum present at the Annual Meeting initially, but a sufficient number of shareholders withdraw, leaving less than a quorum, business may continue to be transacted at the Annual Meeting if any action taken (other than adjournment) is approved by shares holding at least a majority of the voting power required to constitute a quorum.

What vote is required for each item?

For Item No. 1, the eight nominees receiving the highest number of affirmative votes will be elected as directors, so long as Item No. 2, the amendment to sTec’s bylaws, as amended and restated on September 22, 2011 (the “Bylaws”), to increase the minimum and maximum size of our Board of Directors, is approved by our shareholders. However, if the Bylaw amendment is not approved by our shareholders, then the seven nominees receiving the highest number of affirmative votes shall be elected. The election of nominees for director is a “non-routine” proposal on which a broker, bank or other nominee does not have discretion to vote any uninstructed shares. Abstentions and broker non-votes will have no effect on the outcome of the election of nominees for director.

sTec has also received notice from the Balch-Potomac Entities that they intend to nominate the Balch-Potomac Nominees for election as directors at the Annual Meeting and solicit proxies from shareholders in support of the Balch-Potomac Nominees. Because the Balch-Potomac Entities are soliciting proxies from shareholders for the election of the Balch-Potomac Nominees, who are nominees that sTec does not support, and we are soliciting proxies in opposition, the election of directors at the Annual Meeting is a contested election. The Balch-Potomac Nominees are not endorsed by our Board. We urge shareholders to vote “FOR ALL” of the eight director nominees named in Item No. 1 on the WHITE proxy card and NOT to vote any proxy card or voting instruction form that you may receive from or on behalf of the Balch-Potomac Entities. If you submit the WHITE proxy card or voting instruction form and do not indicate otherwise, your shares will be voted “FOR ALL” of the eight nominees named in Item No. 1 in this Proxy Statement.

For Item No. 2, approving an amendment to sTec’s Bylaws to increase the minimum and maximum size of our Board of Directors requires the affirmative vote of a majority of shares present at the Annual Meeting, in person or by proxy, and voting on the proposal. Abstentions and broker non-votes will not count as shares voting on this proposal, which is considered “non-routine,” and thus will not impact the outcome of the vote on Item No. 2.

For Item No. 3, approving the sTec, Inc. 2013 Executive Cash Incentive Plan requires the affirmative vote of a majority of shares present at the Annual Meeting, in person or by proxy, and voting on the proposal. Abstentions and broker non-votes will not count as shares voting on this proposal, which is considered “non-routine,” and thus will not impact the outcome of the vote on Item No. 3.

For Item No. 4, an advisory vote approving the compensation of our named executive officers, as described in this Proxy Statement (the “Say-On-Pay Vote”), requires the affirmative vote of a majority of shares present at the Annual Meeting, in person or by proxy, and voting on the proposal. Abstentions and broker non-votes will not count as shares voting on this proposal, which is considered “non-routine,” and thus will not impact the outcome of the vote on Item No. 4.

For Item No. 5, ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013 requires the affirmative vote of a majority of shares present at the Annual Meeting, in person or by proxy, and voting on the proposal. Abstentions will not count as shares voting on this proposal and will not have any impact on the outcome of the vote on Item No. 5. The approval of Item No. 5 is a “routine” proposal on which a broker, bank or other nominee is generally empowered to vote. Accordingly, it is unlikely that any broker non-votes will result from this proposal.

Who will count the votes and how will my vote(s) be counted?

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

If you are a shareholder of record and you vote using a proxy card that is properly signed and dated, the proxy holders named on the proxy card will vote your shares as you instruct. If you sign, date and return the proxy card but do not vote on an item, the proxy holders will vote for you on that item. Unless you instruct otherwise, the proxy holders will vote “FOR” each of the director nominees; vote “FOR” Items No. 2, 3, 4 and 5; and vote in the discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting.

If you are a “street name” holder of shares and do not provide voting instructions to your broker or other nominee, your shares will be considered broker non-votes. Broker non-votes occur when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares. The effect of a broker non-vote is that your shares will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote.

In their discretion, the proxy holders named in the proxy are authorized to vote on any other matters that may properly come before the Annual Meeting and at any postponement or adjournment thereof. The Board knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this Proxy Statement.

What if other matters arise at the Annual Meeting?

The matters described in this Proxy Statement are the only matters we know will be voted on at the Annual Meeting. If other matters are properly presented at the Annual Meeting, the proxy holders will vote your shares as they deem appropriate.

Who pays for this proxy solicitation and what is the method of solicitation?

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional solicitation materials furnished to the shareholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. The Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone or other means by directors, officers or employees of the Company but no additional compensation will be paid to such individuals. In addition, sTec has retained MacKenzie Partners, Inc. (“MacKenzie Partners”) to assist in connection with the solicitation of proxies from shareholders whose shares are held in nominee name by various brokerage firms. Under the agreement between the Company and MacKenzie Partners relating to the retention of MacKenzie Partners, the Company has paid MacKenzie Partners a retainer of $30,000 toward a final fee to be mutually agreed upon not to exceed $270,000, and will reimburse MacKenzie Partners for reasonable out-of-pocket expenses related to the solicitation. Our agreement with MacKenzie Partners contains customary indemnification provisions with respect to the services provided by MacKenzie Partners. MacKenzie Partners expects that approximately fifty of its employees will assist in the solicitation of proxies. We estimate the cost of this solicitation to be $[—], plus out-of-pocket costs and expenses of approximately $[—]. To date, the total expenditures incurred in connection with the solicitation amount to approximately $[60,000]. Actual expenditures may vary from this estimate, however, as many of the expenditures cannot be readily predicted.

Who may I contact if I have questions or need assistance voting my shares?

If you have any questions or need assistance in voting your shares, you may contact our proxy solicitors:

MACKENZIE PARTNERS, INC.

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

CERTAIN BACKGROUND INFORMATION

As noted above, the Balch-Potomac Entities have notified the Company of their intention to nominate the Balch-Potomac Nominees for election to our Board of Directors at the Annual Meeting. Our Board unanimously recommends that you vote FOR ALL of our Board’s nominees at the Annual Meeting on the WHITE proxy card for the reasons set forth below.

•	Our Board takes its fiduciary duties to all shareholders very seriously.

•

Our Board currently consists of five independent directors and two employee directors that are significant shareholders, Mr. Mark Moshayedi, our President and Chief Executive Officer, and Manouch Moshayedi, our Founder. If all our Board nominees are elected, including Alan E. Baratz, Ph.D., our Board will then consist of eight directors, five of whom are independent, bringing it to a 62.5% independent Board.

•	We have an independent director, Kevin C. Daly, Ph.D., serving as the Chairman of our Board.

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Our Board has the skill, dedication, experience and industry knowledge—both from a technical perspective and a customer perspective—that is needed to implement the Company’s business strategy in this time of dramatic change in the enterprise solid-state storage market. See “Item No. 1: Election of Directors” for detailed background information and qualifications of each of our Board’s nominees.

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In response to evolving dynamics in the industry, our Board has proactively adopted an additional go-to-market strategy. Focusing on selling SSDs as a component product to a limited set of OEM customers in a market that has attracted much larger and more vertically integrated competitors has created challenges. In response to these changing competitive dynamics, the Company is making significant investments in the people, tools and resources necessary to effectively and seamlessly transition from an OEM-centric model to a more-balanced and diversified sales model. With our new go-to-market strategy we expect to achieve a sales mix by year-end with a significant component of our revenue coming from non-OEM customers, including global channel partners and direct enterprise customers. This is consistent with our goal to transform the Company from a component supplier to a limited set of OEM customers into a storage solutions provider with a much broader and diversified enterprise and OEM customer base. We have already seen significant results from implementing this strategy, and at this stage in the Company’s transformation, we believe it is imperative that we maintain leadership continuity and stability to see this strategy through to fruition.

Our Board is always open to constructive dialogue with all of our shareholders and, to that end, we have engaged in numerous discussions with Balch Hill and Potomac Capital. Moreover, we have made considerable good faith efforts to reach an accord in the best interests of the Company and all shareholders that was acceptable to both parties. To this end, we have been more than willing to give Balch Hill and Potomac Capital reasonable representation on our Board so that we can evaluate and potentially benefit from any meritorious ideas they may have to share with us, and to avoid a costly and time-consuming proxy contest. Specifically:

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During the period from December 2012 through April 2013, members of our Board, with management when requested, met with representatives of Balch Hill and Potomac on multiple occasions. In addition, all of our independent directors, at the request of Balch Hill and Potomac, attended a conference call with the representatives of Balch Hill and Potomac. Our Board has met each and every request of Balch Hill and Potomac Capital to meet with members of our Board and management.

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During the period from February through April 2013, our Board remained, and continues to remain open to resolving the contemplated proxy contest with the Balch-Potomac Entities. To that end, our Board made three proposals to Balch Hill and Potomac, in which it proposed that it would expand the size of the Board to nine members, and nominate two of the Balch-Potomac Nominees to be added to the Company’s slate of directors for election at the Annual Meeting.

•	The fundamental reason that the Board was unable to reach an accommodation with the Balch-Potomac Entities and resolve the contemplated proxy contest was based on the unwavering demands by Balch

Hill and Potomac that we immediately reconstitute our senior management team. They have demanded that we terminate all relationships with the two founders of the Company, Mark Moshayedi, our President and Chief Executive Officer and Manouch Moshayedi, both of whom are Board members, have over two decades of industry experience and who together pioneered the enterprise-class SSD. In fact, Mark Moshayedi was the Company’s Chief Technology Officer from January 1995 to September 2012 and continues to be the leading innovator of our products and solutions and our strategic product development roadmap. The Board believes that the loss of these experienced leaders could deter the development and innovation of our product lines and potentially result in departures of many of our critical research and development engineers, sales and marketing, and operations personnel. This belief is based on the longstanding relationship the two founders have had with certain sTec employees and engineers, as well as certain communications that management has had with various employees at the Company. This would clearly be to the detriment of the Company and all our shareholders. Our Board also believes that to reconstitute our senior management at this juncture in the transformation of our Company would be extremely destabilizing and detrimental to our overall business and new go-to-market strategy.

ITEM NO. 1

ELECTION OF DIRECTORS

General

Our Board currently consists of seven directors. Based upon the recommendation of our Nominating and Corporate Governance Committee, the Board has nominated all seven of the current directors for re-election at the Annual Meeting, plus Alan E. Batatz, Ph.D (see his background information and qualifications below), to serve for a one-year term and until their respective successors have been duly elected and qualified. The eight nominees receiving the highest number of affirmative votes will be elected as directors, provided that Item No. 2, the amendment to sTec’s Bylaws to increase the minimum and maximum size of our Board of Directors, is approved by our shareholders. However, if the Bylaw amendment is not approved by our shareholders, then the seven nominees receiving the highest number of affirmative votes shall be elected.

Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the WHITE proxy card or, if no direction is made, the proxy holders will vote “FOR” the election of the eight director nominees named below. Proxies cannot be voted for more than the eight named director nominees.

Each director nominee for election has consented to being named in this Proxy Statement as a nominee for election as a director and has agreed to serve as a director if elected, and we have no reason to believe that any director nominee will be unavailable to serve. If any director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote for a director nominee designated by the present Board to fill the vacancy.

The table below lists our director nominees. A summary of each nominee’s background is set forth after the table below and includes the specific experience, qualifications, attributes, and skills that, together with the general characteristics and qualifications described below under the caption “Director Candidate Nominating Procedures,” contributed to our Nominating and Corporate Governance Committee’s and Board’s conclusion that the person should serve as a director of sTec.

The names of our director nominees, their ages as of May [—], 2013, and their positions with sTec are set forth below, followed by certain other information about them:

Name	Age	Director Since	Position
Kevin C. Daly, Ph.D. (1)(2)	68	2010	Chairman of the Board

Rajat Bahri (1)	49	2005	Director

F. Michael Ball (1)	57	2000	Director

Alan E. Batatz, Ph.D.	58	N/A	Director Nominee

Christopher W. Colpitts	45	2009	Director

Manouch Moshayedi	54	1990	Founder and Director

Mark Moshayedi (2)	51	1992	President, Chief Executive Officer, and Director

Matthew L. Witte (1)	55	2009	Director

(1)	Member of the Audit, Compensation and Nominating and Corporate Governance Committees
(2)	Member of the Equity Awards Committee

Kevin C. Daly, Ph.D., joined sTec in May 2010 as a director and member of our Audit, Compensation, and Nominating and Corporate Governance Committees, Chairman of our Equity Awards Committee, and was appointed as sTec’s Chairman of the Board in September 2012. Dr. Daly also served as our Lead Independent

Director from May 2011 to September 2012. He has served as Chief Executive Officer of MAXxess Systems, Inc., a provider of electronic security systems, since November 2005. From August 2007 to 2009, Dr. Daly also served as Chief Executive Officer of iStor Networks, Inc., a manufacturer of network storage systems. From 2002 to 2005, Dr. Daly was Chief Executive Officer of Avamar Technologies, Inc., a developer of storage deduplication technology. Avamar was subsequently acquired by EMC Corporation in 2006. Prior to serving as the Chief Executive Officer of Avamar, Dr. Daly was Chief Executive Officer of ATL Products, Inc., a provider of tape automation systems. ATL Products completed an initial public offering in 1997 and was subsequently acquired by Quantum Corporation. Dr. Daly was Chief Technical Officer of Quantum Corporation’s Storage Solutions Group from October 2001 to July 2002. Dr. Daly served as a member of the Boards of Directors of Danka Business Systems, PLC, a provider of comprehensive document solutions, from 2002 to 2008 and iStor Networks, Inc. from 2002 to 2009. Dr. Daly is currently a member of the Boards of Directors of Iteris, Inc., a publicly-traded provider of traffic management solutions, and Project Tomorrow, a national education non-profit group based in Irvine, California. Dr. Daly holds two Master degrees in engineering as well as a Ph.D. in engineering from Princeton University, and he holds a Bachelor of Engineering degree from the University of Notre Dame. Having served as a senior officer of several companies, including companies involved in the storage systems technology industry, Dr. Daly offers to the Board a wealth of management and leadership experience as well as a deep understanding of our industry. For these reasons, our Board concluded that Dr. Daly should serve as one of our directors.

Rajat Bahri joined sTec in November 2005 as a director and member of our Audit, Compensation, and Nominating and Corporate Governance Committees and currently serves as the Chairman of our Audit Committee. Starting on June 3, 2013, Mr. Bahri will be joining a private company as its Chief Financial Officer. From January 2005 until May 2013, Mr. Bahri was Chief Financial Officer of Trimble Navigation Limited, a publicly-traded company that provides advanced positioning product solutions. Prior to joining Trimble, Mr. Bahri served for more than 15 years in various capacities within the financial organizations of several subsidiaries of Kraft Foods, Inc. and General Foods Corporation. Most recently, he served as the Chief Financial Officer for Kraft Canada, Inc. From June 2000 to June 2001, Mr. Bahri served as Chief Financial Officer of Kraft Pizza Company. From 1997 to 2000, Mr. Bahri was Operations Controller for Kraft Jacobs Suchard Europe. Mr. Bahri holds a Bachelor of Commerce degree from the University of Delhi and a Masters of Business Administration from Duke University. Mr. Bahri has extensive financial and senior executive management experience, with which he contributes to the Board a wealth of knowledge and insight, especially on matters relating to finance and accounting. Mr. Bahri gained his finance and accounting expertise while serving as Chief Financial Officer for Trimble, where he was responsible for worldwide financial, tax, investor and treasury activities, and during his tenure with Kraft Foods, Inc. and General Foods Corporation. With this experience, Mr. Bahri possesses the financial acumen requisite to serve as an audit committee financial expert on our Audit Committee. In addition, as Chief Financial Officer of Trimble, Mr. Bahri gained significant exposure to many of the complex issues facing public companies. For these reasons, our Board concluded that Mr. Bahri should serve as one of our directors.

F. Michael Ball joined sTec in October 2000 as a director and member of our Audit and Compensation Committees. Mr. Ball was appointed as a member of our Nominating and Corporate Governance Committee in February 2004 and currently serves as the Chairman of our Compensation Committee. Since March 28, 2011, Mr. Ball has been Chief Executive Officer of Hospira, Inc., a publicly-traded global specialty pharmaceutical and medication delivery company. He also serves on the board of directors of Hospira. Prior to joining Hospira, Mr. Ball served for more than 15 years in various capacities within Allergan, Inc., a publicly-traded pharmaceutical company. From February 2006 to March 2011, Mr. Ball served as President of Allergan. From October 2003 to January 2006, Mr. Ball was Executive Vice President and President, Pharmaceuticals, of Allergan. From April 1996 to September 2003, Mr. Ball was Corporate Vice President and President, North America Region of Allergan. In addition, Mr. Ball has previously served on the board of directors of Intralase Corp., a publicly-traded medical device company, from July 2006 until April 2007. Mr. Ball holds a Bachelor degree and a Masters of Business Administration from Queens University Canada. With his distinguished career, Mr. Ball brings to the Board demonstrated leadership capabilities and a track record of success. He also provides the Board with expertise in business operations and management. With his experience as an executive officer at Allergan and Hospira, Mr. Ball has significant exposure to many of the complex issues facing large public companies, including on the operational, financial and corporate governance fronts. For these reasons, our Board concluded that Mr. Ball should serve as one of our directors.

Alan E. Baratz, Ph.D., currently serves as an angel investor and technology business and product strategy consultant. From 2008 to 2012, Dr. Baratz served as Senior Vice President and President, Global Communications Solutions at Avaya, Inc., a privately held leading global provider of real-time business collaboration and communication solutions. From 2007 to 2008, Dr. Baratz served as Senior Vice President, Network Software and Systems Technology Group of Cisco Systems, Inc., a publicly traded, designer, manufacturer, and seller of Internet Protocol based networking and other products and services related to the communications and information technology industry. From 2005 to 2007, Dr. Baratz served as President and CEO of Neopath Networks, Inc., a storage technology startup that was subsequently acquired by Cisco Systems. Prior to Neopath, Dr. Baratz served from 2003 to 2005 as a member of the Board of Directors and as President and Chief Executive Officer of Versata, Inc., a publicly traded provider of enterprise software development tools; and from 2000 to 2002, he served as President and CEO of Zaplet, Inc., an enterprise software startup. From 1999 to 2000, Dr. Baratz served as a Managing Director of E.M. Warburg, Pincus & Co, a private investment venture capitalist firm in which he specialized in information technology investments. From 1996 to 1999, Dr. Baratz was the President of JavaSoft at Sun Microsystems. Prior to this, Dr. Baratz served in various senior management positions with companies involved in storage systems, information processing systems, networking systems, software development and information technology. Dr. Baratz holds a Ph.D. and a Masters in computer science from the Massachusetts Institute of Technology (MIT) and a Bachelor of Science degree in mathematics and computer science from the University of California, Los Angeles. Dr. Baratz’s experience in the storage industry, information technology and enterprise software include a variety of leadership and strategic positions, which have provided him with accumulated expertise in operational management, strategy, finance, and technology development. Dr. Baratz also brings to our Board broad management experience, having served as chief executive officer of startup technology companies and served in senior executive positions at multi-billion dollar public companies. For these reasons, our Board concluded that Dr. Baratz should serve as one of our directors.

Christopher W. Colpitts joined sTec as a director in March 2009. Since April 2013, Mr. Colpitts has been the Managing Director and Global Co-Head of Technology, Media and Telecommunications Investment Banking at Deutsche Bank. From May 2006 to April 2013, Mr. Colpitts served as the Managing Director and Global Head of Technology Investment Banking at Deutsche Bank. Prior to this, he spent nine years at Lehman Brothers, most recently as Managing Director and Global Head of Electronics Investment Banking. Mr. Colpitts holds a Bachelor of Art degree in business administration and a Masters of Business Administration from the University of Western Ontario. With his distinguished career in investment banking, Mr. Colpitts contributes to the Board extensive knowledge regarding business strategy, operations and the technology sector. He also provides the Board with valuable financial and investment expertise. His broad experience identifying profitable business opportunities, valuing businesses and advising on financial strategy provides the Board with key insights into effective business operations, and these attributes led the Board to conclude that he should serve as one of our directors.

Manouch Moshayedi, a co-founder of sTec, has served as a director since our inception in March 1990, and served as our President or Chief Executive Officer and Chairman of the Board from our inception until September 2012, and since such time has continued to serve sTec in the position of Founder. From March 1990 to September 1994, Mr. Moshayedi also served as our Chief Financial Officer. Mr. Moshayedi graduated with a Bachelor of Science degree in engineering from California State University, Fullerton and a Masters of Business Administration from Long Island University in New York. Mr. Moshayedi’s distinguished career as a senior executive, including as our President, Chief Executive Officer and Chief Financial Officer, provides the Board with demonstrated leadership capabilities and expertise in management and finance and led our Board to conclude that he should serve as one of our directors. As a co-founder, Mr. Moshayedi brings in-depth knowledge, experience and understanding of all facets of our business and industry. Mr. Moshayedi co-founded

sTec as a small computer memory company in Santa Ana nearly two decades ago. Since then, under Mr. Moshayedi’s continued leadership, sTec has grown into a global engineering and manufacturing company that is a leading provider of solid-state drives (“SSDs”) worldwide with locations in California, Texas, Malaysia, Taiwan, Japan, China, India, the United Kingdom, Germany and Italy. The strengths and benefits of Mr. Moshayedi’s leadership are reflected in sTec’s transformation into a leading provider of enterprise-class Flash SSDs. Mr. Moshayedi is the brother of Mark Moshayedi, who is a director and President and Chief Executive Officer of sTec.

Mark Moshayedi has served as a sTec director since March 1992 and is a member of the Equity Awards Committee of our Board of Directors, President since March 2007, and Chief Executive Officer since September 2012. From January 1995 to September 2012, Mr. Moshayedi served as our Chief Operating Officer and Chief Technical Officer. From June 1994 to December 1994, Mr. Moshayedi served as our President of Research and Development. From March 1992 to May 1994, Mr. Moshayedi held various positions with sTec, including Senior Vice President. Mr. Moshayedi also served as sTec’s Secretary from January 1995 through March 2012. Mr. Moshayedi holds a Bachelor of Science degree in engineering from the University of California, Irvine and a Masters of Business Administration from Pepperdine University. With over fifteen years of senior management experience at sTec, Mr. Moshayedi brings to the Board proven management skills and knowledge of all aspects of our business. In particular, he contributes expertise in business operations, sales and marketing, and product development. As one of our longest standing directors, Mr. Moshayedi provides continuity to the Board in addition to a deep understanding of the strategic and operational issues we face. The foregoing attributes, Mr. Moshayedi’s tireless dedication to sTec, his experienced leadership skills and drive for innovation and excellence position him well to serve as our President and Chief Operating Officer, and led our Board to conclude that he should serve as one of our directors. Mr. Moshayedi is the brother of Manouch Moshayedi, who is a former executive officer of sTec and is currently a director and Founder of sTec.

Matthew L. Witte joined sTec in January 2009 as a director and member of our Audit, Compensation and Nominating and Corporate Governance Committees. He serves as the Chairman of our Nominating and Corporate Governance Committee. Mr. Witte is a founding partner of Marwit Capital, LLC, a private equity firm with which he was affiliated from January 1994 until 2010. In addition, Mr. Witte is currently one of two Managing Partners of the firm’s current fund, Marwit Capital Partners II, L.P., where he is responsible for the fund’s management and final investment decisions. Mr. Witte holds a Bachelor of Science degree from Cornell University. Mr. Witte brings to the Board extensive investing, management and entrepreneurial experience, making him a key member of our Board. Mr. Witte’s expertise in finance and investment strategy makes him a valuable contributor to discussions and deliberations involving many of the strategic, financial and operational issues we face. Mr. Witte is adept at identifying and evaluating business opportunities that can contribute to the growth of sTec. In addition, Mr. Witte has considerable directorial and governance experience and, in February of 2009, he was recognized as “Director of the Year for Early Stage Companies” by the Forum for Corporate Directors. For these reasons, our Board concluded that Mr. Witte should serve as one of our directors.

Recommendation of sTec’s Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES NAMED IN THIS ITEM NO. 1.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Overview

The Compensation Committee recommends to the Board the form and amount of compensation for non-employee directors. We do not provide compensation to the employee members of our Board for their service on the Board or for attendance at meetings of committees of the Board on which they serve. Therefore, Messrs. Manouch and Mark Moshayedi were not paid for their service as directors in 2012. All compensation paid to Messrs. Manouch and Mark Moshayedi during the year ended December 31, 2012 is reported in the “Summary Compensation Table” in the “Executive Compensation and Related Information” section of this Proxy Statement.

Our compensation for our non-employee directors for 2012 was comprised of both cash compensation, in the form of meeting fees, and equity compensation, in the form of option grants. Each of these components is described in more detail below.

Cash Compensation for Meeting Attendance

During fiscal year 2012, non-employee members of our Board received the compensation described below for their service on the Board and its committees.

•	Board Meetings: Each non-employee director received $15,000 for attendance in person at each regular meeting of our Board.

•

Audit Committee Meetings: The chair of the Audit Committee received $2,000 for each regular meeting over which he presided in person and the remaining members of the Audit Committee each received $1,000 for each regular meeting attended in person.

•

Compensation Committee Meetings: The chair of the Compensation Committee received $2,000 for each regular meeting over which he presided in person and the remaining members of the Compensation Committee each received $1,000 for each regular meeting attended in person.

•

Nominating and Corporate Governance Committee Meetings: The chair of the Nominating and Corporate Governance Committee received $2,000 for each regular meeting over which he presided in person and the remaining members of the Nominating and Corporate Governance Committee each received $1,000 for each regular meeting attended in person.

In addition to the meeting fees, our non-employee Board members are reimbursed for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the Board and committees of the Board.

Equity Compensation

Pursuant to sTec’s 2010 Incentive Award Plan, a non-employee director will receive, upon his or her initial election or appointment to the Board, an automatic option grant to purchase 30,000 shares of sTec common stock (“Initial Option Grant”). In addition, beginning with the annual meeting of shareholders that occurs after each non-employee director’s first anniversary of election or appointment to our Board, such non-employee director will automatically be granted an option to purchase 15,000 shares of sTec common stock per year for each year of service on the Board thereafter, effective as of the date immediately following each annual meeting of shareholders. The option grant will have an exercise price equal to the fair market value of the option shares on the grant date and will have a term of ten years measured from the grant date, subject to earlier termination following the optionee’s cessation of service on the Board. The shares subject to each automatic option grant vest in a series of four successive equal annual installments upon the optionee’s completion of each year of Board service over the four-year period measured from the date of grant. The stock options will immediately vest in full upon certain changes in control or ownership of sTec, and any Initial Option Grant shall immediately vest in full upon cessation of service on the Board by reason of death or disability. Upon a non-employee director’s cessation of service on the Board for any reason, his or her vested stock options shall remain exercisable for twelve (12) months.

Director Compensation Table

The following table sets forth information regarding the compensation to persons who served as non-employee directors during the year ended December 31, 2012. We do not provide compensation to the employee members of our Board for their service on the Board or for attendance at meetings of committees of the Board on which they serve. Accordingly, the information presented below is only with respect to our non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)(2)	Total ($)
Kevin C. Daly, Ph.D.	$72,000	$65,100	$137,100
Rajat Bahri	$76,000	$65,100	$141,100
F. Michael Ball	$76,000	$65,100	$141,100
Christopher W. Colpitts	$60,000	$65,100	$125,100
Matthew L. Witte	$76,000	$65,100	$141,100

(1)	The amounts shown equal the grant date fair value of the option awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718, “Compensation—Stock Compensation.” The assumptions used to calculate the grant date fair value are set forth in Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission (the “SEC”) on March 14, 2013.
(2)	The table below sets forth the number of vested and unvested options held by each of our non-employee directors as of December 31, 2012. None of our non-employee directors held any unvested stock units as of December 31, 2012.

Name	Options Awards Outstanding at 12/31/2012
Kevin C. Daly, Ph.D.	60,000
Rajat Bahri	135,000
F. Michael Ball	155,000
Christopher W. Colpitts	105,000
Matthew L. Witte	105,000

MANAGEMENT

Executive Officers

Our executive officers are elected by and serve at the discretion of our Board. The names of our executive officers, their ages as of May [—], 2013 and their positions with the sTec are set forth below, followed by certain other information about them:

Name	Age	Position
Mark Moshayedi	51	President, Chief Executive Officer and Director
Raymond D. Cook	53	Executive Vice-President and Chief Financial Officer
Robert M. Saman	46	Chief Legal Officer, General Counsel and Secretary

Mark Moshayedi. See “Item No. 1: Election of Directors” for Mark Moshayedi’s biography.

Raymond D. Cook has served as our Chief Financial Officer since November 2008 and as our Executive Vice President and Chief Financial Officer since March 2013. From May 2005 to November 2008, Mr. Cook was the Vice President of Finance and Corporate Controller at Mindspeed Technologies, Inc., a publicly-traded semiconductor networking solutions provider. Mr. Cook also served as interim Chief Financial Officer for Mindspeed from April 2008 to July 2008. From July 2003 to May 2005, Mr. Cook served as Mindspeed’s Executive Director and Controller. From April 1999 to July 2003, Mr. Cook was the Executive Director, Accounting/External Reporting for Conexant Systems, Inc., a publicly-traded provider of solutions for imaging, video, audio, and Internet connectivity applications. From 1989 to 1999, Mr. Cook served in a progression of management positions with Rockwell International. He started his career with the public accounting firm of Spicer & Oppenheim from 1987 to 1989. Mr. Cook holds a Bachelor of Science degree in accounting and a Masters of Business Administration in finance from Loyola Marymount University. Mr. Cook is a Certified Public Accountant.

Robert M. Saman has served as our General Counsel and Assistant Secretary since November 2010 and as our Chief Legal Officer, General Counsel and Secretary since March 2012. Mr. Saman joined sTec as Corporate Counsel in July 2010. From August 2006 to July 2010, Mr. Saman was the Assistant General Counsel and Assistant Secretary for Eclipsys Corporation, a publicly-traded provider of healthcare information technology solutions. Prior to joining Eclipsys, Mr. Saman served from January 2003 to July 2006 in various capacities within the legal department of Gateway, Inc., most recently as Associate General Counsel and Assistant Secretary. Mr. Saman began his legal career with the law firms of Preston Gates & Ellis LLP and Cooley Godward LLP. Prior to law school, he was an analyst specializing in public finance with Jones Hall, a Professional Law Corporation, and a consultant with Ernst & Young LLP. Mr. Saman holds a Juris Doctor degree from Stanford Law School and a Bachelor of Science degree in business administration from the Haas School of Business at the University of California at Berkeley and is an inactive Certified Public Accountant.

Relationships Among Executive Officers and Directors

Our executive officers are elected by the Board on an annual basis. Except as otherwise disclosed in their respective biographies, there are no family relationships among any of the directors or executive officers of sTec.

CORPORATE GOVERNANCE

Director Independence

In determining whether or not a director or director nominee is independent, sTec applies the director independence standards in NASDAQ’s rules. Our Board has affirmatively determined that each of Rajat Bahri, F. Michael Ball, Christopher W. Colpitts, Kevin C. Daly, Ph.D. and Matthew L. Witte, each of whom is a current non-employee director, is independent under NASDAQ rules. Thus, five out of eight, or 62.5%, of our director nominees are independent. In determining that each of these non-employee directors is independent, our Board considered all relevant relationships a director or director nominee has with us, including the types and amounts of the commercial dealings, if any, between us and the companies and organizations with which the non-employee directors are affiliated.

In making its determination, our Board considered the fact that Mr. Colpitts is the Managing Director and Global Head of Technology Investment Banking at Deutsche Bank. sTec has engaged over the last three years a different division of Deutsche Bank to provide sTec with cash management services, which are not advisory in nature, are similar to deposit services, and do not benefit the investment banking division or Mr. Colpitts. Our Board determined that these relationships would not interfere with the exercise of independent judgment by Mr. Colpitts in carrying out his responsibilities as a director.

Messrs. Manouch and Mark Moshayedi did not qualify as independent directors because they are employees of sTec.

Dr. Baratz did not qualify as an independent director only because he has provided strategic advisory services to sTec under a Technology Advisory Board Member Engagement Letter dated April 30, 2012 (the “Advisory Agreement”), under which he was entitled to fees of $60,000 per year in cash paid on a quarterly basis and a stock option award to purchase 15,000 shares of sTec common stock, which would vest in four equal annual installments, with the first installment having vested on April 30, 2013. As described in further detail under “Certain Relationships and Related Transactions,” under NASDAQ rules the total compensation value accepted by Dr. Baratz under the Advisory Agreement over the last year totaled $129,550, or just $9,550 over the $120,000 NASDAQ threshold for director independence. The Advisory Agreement was terminated prior to Dr. Baratz consenting to being named in this Proxy Statement as a nominee for election as a director. The termination of the Advisory Agreement resulted in the immediate cancellation of the remaining three years of vesting under the stock option grant. Therefore, Dr. Baratz effectively earned and actually received only $73,637.50 of compensatory value under the Advisory Agreement.

In addition, our Board has also determined that:

•	all directors who serve on the Audit, Compensation, and Nominating and Corporate Governance Committees are independent under NASDAQ rules, and

•

all members of the Audit Committee meet the additional criteria for independence of Audit Committee members set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The independent directors meet regularly in executive sessions without the presence of the non-independent directors or members of our management at least twice per year and from time to time as they deem necessary or appropriate. Pursuant to our Corporate Governance Guidelines, our independent Chairman of the Board presides at all executive sessions of the independent directors. See “Board Leadership Structure” for a description of the role of our Chairman.

Board of Directors

Our Board is currently comprised of seven members. Each director currently serves until the next annual meeting of shareholders or until his successor is duly elected and qualified. At each annual meeting of shareholders, the directors’ successors will be elected to serve until the next annual meeting of shareholders. In addition, our Bylaws provide that the authorized number of directors will be between four and seven, with the exact number to be determined by a majority of our Board or shareholders. On April 11, 2013, sTec’s Board unanimously adopted, subject to shareholder approval, an amendment to our Bylaws that would increase the minimum and maximum size of our Board from a range of not less than four nor more than seven directors to a range of not less than five nor more than eight directors, and, subject to the approval by our shareholders of such amendment, the increase in the authorized number of directors to eight directors. See “Item No. 2: Approval of an Amendment To sTec’s Bylaws to Increase the Minimum and Maximum Size of our Board of Directors.”

Board Meetings

Our Board held nine meetings in 2012. Members of our Board and its committees also consulted informally with management from time to time during 2012. All of our directors attended or participated in 75% or more of the aggregate of the total number of meetings of our Board during 2012 and the total number of meetings held by all committees of our Board on which each such director served, during the period for which each such director served.

Policy Regarding Attendance of Directors at the Annual Meeting of Shareholders

Although we do not have a policy with regard to attendance by members of the Board at our annual meeting of shareholders, many of our Board members attend. Specifically, five of our seven current directors (Dr. Daly and Messrs. Manouch and Mark Moshayedi, Ball, and Witte) were present for our 2012 annual meeting of shareholders held on May 17, 2012.

Board Committees

Our Board has four standing committees: the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Equity Awards Committee. The Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee have written charters approved by the Board. A copy of each charter can be found under the “Corporate Governance” tab of the “Investor Relations” section of our website at http://www.sTec-inc.com.

The current members of each committee are identified in the following table. The table below also reflects the composition of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee during fiscal 2012. The Equity Awards Committee, which throughout 2012 consisted of Messrs. Manouch and Mark Moshayedi, was reconstituted on April 26, 2013 to now consist of Dr. Kevin Daly and Mr. Mark Moshayedi. With the exception of our Equity Awards Committee, our Board has determined each member of its committees to be independent.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Equity Awards Committee
Kevin C. Daly, Ph.D.	X	X	X	Chair
Rajat Bahri	Chair	X	X
F. Michael Ball	X	Chair	X
Christopher W. Colpitts
Manouch Moshayedi
Mark Moshayedi				X
Matthew L. Witte	X	X	Chair

Audit Committee—The Audit Committee is a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the Exchange Act and is responsible for reviewing financial information that will be provided to shareholders and others, the systems of internal controls that management and our Board have established, the performance and selection of our independent registered public accounting firm, our audit and financial reporting processes, and our accounting practices. The Audit Committee operates under a written charter adopted by our Board, and the Audit Committee reviews and confirms the adequacy of such charter on an annual basis. During 2012, our Audit Committee held ten meetings. The Board has determined that Mr. Bahri is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K and that each member of the Audit Committee satisfies the “financial sophistication” requirements of the NASDAQ listing standards.

Compensation Committee—The Compensation Committee is responsible for the design, review, recommendation and approval of compensation arrangements for our directors, executive officers and key employees. The Compensation Committee is also responsible for the administration of sTec’s 2010 Incentive Award Plan, including the approval of grants under the 2010 Incentive Award Plan to our employees, consultants and directors. During 2012, our Compensation Committee held six meetings. Our Chief Executive Officer makes recommendations to the Compensation Committee regarding our other executive officers’ compensation based on his evaluation of the performance of each other executive officer.

The Compensation Committee has the sole authority to retain consultants and advisors as it may deem appropriate in its discretion and to approve related fees and other retention terms. The Compensation Committee engaged Radford, an Aon Hewitt Company (“Radford”), beginning in 2008 as its independent compensation consultant. In 2012, Radford was retained to conduct a review and analysis of our executive compensation program and to provide advice and recommendations on competitive market practices and the appropriateness and merit of specific compensation decisions. As appropriate, Radford participates in meetings with the Compensation Committee. In addition, the Chair of the Compensation Committee has access to Radford’s advice outside of such meetings. Radford has not provided any other services to us nor have they received any compensation other than with respect to the services provided to the Compensation Committee. The Compensation Committee has reviewed an assessment of any potential conflicts of interest raised by Radford’s work for the Compensation Committee, which assessment considered the following six factors: (i) the provision of other services to the Company by Radford; (ii) the amount of fees received from the Company by Radford, as a percentage of Radford’s total revenue; (iii) the policies and procedures of Radford that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the Radford consultant with a member of the Compensation Committee; (v) any company stock owned by the Radford consultants; and (vi) any business or personal relationship of the Radford consultant or Radford with any of the Company’s executive officers, and concluded that there are no such conflicts of interest. Using the same six factors, the Compensation Committee has concluded that Radford is independent and has no conflicts of interest in performing services as the compensation consultant to the Compensation Committee. The Compensation Committee also consults with legal counsel as appropriate.

For additional information on the role of the Compensation Committee and Radford, see “Compensation Discussion and Analysis—Role of Compensation Committee, Executive Officers and the Consultant.”

Nominating and Corporate Governance Committee—The Nominating and Corporate Governance Committee is responsible for overseeing, reviewing and making periodic recommendations concerning sTec’s corporate governance policies and for recommending to the Board candidates for election to the Board. During 2012, our Nominating and Corporate Governance Committee held four meetings. The Nominating and Corporate Governance Committee recommended to the Board the nomination of directors for the Annual Meeting. Additionally, Dr. Daly, Chairman of the Board, recommended to the Nominating and Corporate Governance Committee that Dr. Baratz be selected as a director nominee of sTec.

Equity Awards Committee—The Equity Awards Committee has separate but concurrent jurisdiction with the Compensation Committee to make option grants, restricted stock unit and other stock-based awards under the 2010 Incentive Award Plan to eligible individuals other than executive officers and the non-employee members of our Board. The Equity Awards Committee held no meetings in 2012, but acted at various times by unanimous written consent without a meeting. The Equity Awards Committee does not operate under a formal written charter.

Our Board may establish other committees from time to time to facilitate the management of our business.

Director Candidate Nominating Procedures

In evaluating a potential candidate for membership on the Board, the Nominating and Corporate Governance Committee considers, among other factors, that sTec should have a sufficient number of directors to reflect a diversity of perspectives, backgrounds and experiences. The assessment of potential candidates includes an examination of the individual’s achievement in their professional careers, educational background, financial acumen, diversity, board experience, wisdom, integrity, analytical abilities, understanding of sTec’s business, skills, experience in the context of the needs of the Board and willingness to devote adequate time to Board duties. Based on the composition of the Board and our Company’s needs, the Nominating and Corporate Governance Committee will also consider whether the candidate qualifies as an independent director under the NASDAQ listing standards. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem are in the best interests of our shareholders and sTec. The Nominating and Corporate Governance Committee also does not assign specific weights to any particular criteria, but does believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will facilitate the Board’s fulfillment of its responsibilities. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon the selection of a qualified candidate, the Nominating and Corporate Governance Committee typically recommends the candidate for consideration by the Board.

While our Nominating and Corporate Governance Committee does not have a formal policy regarding Board diversity, it is a factor that the Nominating and Corporate Governance Committee takes into account in identifying director nominees. The Nominating and Corporate Governance Committee believes that diversity is important because different points of view and varied board member backgrounds and practical experience can contribute to the quality of the Board’s operations and decision-making.

In addition, the Nominating and Governance Committee considers the director candidates’ specific experience, qualifications, attributes, and/or skills, together with the general characteristics and qualifications described above, in identifying and evaluating director candidates. See “Item No. 1—Election of Directors” above for further details. The Nominating and Corporate Governance Committee will also consider recommendations for nominees to the Board submitted by shareholders.

Our Bylaws contain, among other things, procedures and informational requirements for shareholders to propose business or nominations for election of directors to be considered at annual or special meetings, which are referred to as “advance notice provisions.” The advance notice provisions of the Bylaws, among other things:

•

Require shareholders to provide advance notice of shareholder proposals or nominations of directors, as applicable, at a special meeting of shareholders comparable to the advance notice requirements applicable to annual meetings;

•

Provide that the procedures and requirements set forth in the advance notice provisions are the only means for business to come before a shareholder meeting, other than matters properly brought under Rule 14a-8 of the Exchange Act;

•

Require shareholders to provide advance notice of shareholder proposals or nominations of directors at an annual meeting, and such advance notice must be delivered to sTec not later than 90 days nor earlier than 120 days prior to the first anniversary of the preceding year’s annual meeting of shareholders, subject to certain conditions, as further described under “Shareholder Proposals”;

•

Require full disclosure of all ownership, derivative, economic and voting interests, hedges and economic incentives held by the shareholder proponent, any director nominee, and associated persons and any arrangements between such shareholders and nominees;

•	Provide that persons are not eligible to serve as directors if not nominated in accordance with the advance notice provisions or appointed by the Board to fill a vacancy; and

•	Impose certain additional requirements for the valid nomination and election of board nominees.

There are no differences in the process in which the Nominating and Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a shareholder. Shareholders who wish the Nominating and Corporate Governance Committee to consider their recommendations for director nominees should submit the candidate’s name and biographical information in compliance with the advance notice provisions in the Bylaws, a brief description of such candidate’s qualifications and such candidate’s written consent to nomination to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, sTec, Inc., 3001 Daimler Street, Santa Ana, California 92705-5812.

Board Leadership Structure

The Board of Directors separates the role of Chairman of the Board (held by Dr. Daly) from the role of Chief Executive Officer (held by Mr. Mark Moshayedi) because it believes that this provides the most efficient and effective leadership model for the Company at this time. Separating these positions allows our Chief Executive Officer to focus on sTec’s day-to-day business, while allowing our Chairman of the Board to lead the Board in its role of providing oversight. Our Board recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as the Board’s oversight responsibilities continue to grow. Accordingly, our Board believes that having separate positions, with an independent non-employee director serving as Chairman, is the appropriate leadership structure for our Company at this time. If we decide in the future to combine the role of Chairman and Chief Executive Officer, the independent directors shall designate from among them a Lead Independent Director.

Risk Oversight

Our Board oversees our risk management process, which is designed to support the achievement of organizational objectives and to improve long-term organizational performance and enhance shareholder value. Management is responsible for establishing our business strategy, identifying and assessing the related risks and establishing appropriate risk management practices. Our Board reviews our business strategy and management’s assessment of the related risks and discusses with management the appropriate level of risk for sTec. While our Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have the authority and obligation to discuss with management, and assist the Board with, our policies regarding risk assessment and exposure and our management and oversight of risk. For example, the Audit Committee focuses on financial risk exposures, while the Compensation Committee reviews risks related to our compensation plans, policies and programs.

Overall, oversight of risk is also affected by the Board in various ways.

•

During the course of each year, the Board reviews the structure and operation of various departments and functions of sTec. In those reviews, the Board discusses with our management the risks affecting those departments and functions and management’s approaches to mitigating those risks.

•	The Board reviews and approves each year’s operating plan and budget, and these reviews cover risks that could affect the plan and measures to cope with those risks.

•

In its review and approval of sTec’s annual report on Form 10-K, the Board reviews and discusses with management sTec’s business and related risks, including as described in the “Business,” “Risk Factors” and “Management’s Discussion and Analysis” sections of the document. The Audit Committee updates this review quarterly in connection with the preparation of quarterly reports on Form 10-Q.

•

When the Board reviews particular transactions and initiatives that require Board approval as a legal matter, or that otherwise merit Board involvement, the Board generally includes related risk analysis and mitigation plans among the matters addressed with management.

We have reviewed our compensation policies and practices to determine whether any risks arising from our compensation policies and practices for employees are reasonably likely to have a material adverse effect on

sTec. The review included an assessment of the various incentive and other compensation programs and practices throughout sTec and the processes for implementing these programs. We believe that our compensation policies and practices for employees do not present any risk that is reasonably likely to have a material adverse effect on sTec.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our employees (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) and directors. A copy of our Code of Business Conduct and Ethics can be found under the “Corporate Governance” tab of the “Investor Relations” section of our website at http://www.sTec-inc.com. We intend to disclose any future amendments to or waivers of the provisions of the Code of Business Conduct and Ethics on that website.

Shareholder Communications with the Board of Directors

Shareholders can contact our Board through written communication sent to the Board of Directors, c/o Corporate Secretary, sTec, Inc., 3001 Daimler Street, Santa Ana, California 92705-5812. Our Corporate Secretary will forward all correspondence to the Board, except for junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. Our Corporate Secretary may forward certain correspondence, such as product-related inquiries, elsewhere within sTec for review and possible response. From time to time, our Board may change the process by which shareholders may communicate with the Board. Such changes will be posted to our website at http://www.sTec-inc.com.

Corporate Governance Documentation; How to Obtain Copies

sTec is committed to having high standards of corporate governance. Current copies of the following materials related to sTec’s corporate standards and practices are available publicly under the “Corporate Governance” tab of the “Investor Relations” section of our website at http://www.sTec-inc.com:

•	Corporate Governance Guidelines

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating and Corporate Governance Committee Charter

•	Code of Business Conduct and Ethics

•	Information on Board and Committee membership and biographies of Board members

Compensation Committee Interlocks and Insider Participation

During fiscal year 2012, Messrs. Bahri, Ball and Witte and Dr. Daly served as members of our Compensation Committee. During the times of their committee service during 2012, all of the members of the Compensation Committee were determined to be independent and there were no compensation committee interlocks. No members of the Compensation Committee have ever been an officer or employee of sTec.

Except as indicated below, during fiscal year 2012, no executive officer had an “interlock” relationship, as the term is defined by the SEC.

ITEM NO. 2

APPROVAL OF AN AMENDMENT TO STEC’S BYLAWS TO INCREASE THE MINIMUM AND MAXIMUM SIZE OF OUR BOARD OF DIRECTORS

Summary

Article III, Section 3.2 of our Bylaws provides that the authorized number of directors shall be not less than four nor more than seven, and that the exact number of directors shall be set by a resolution duly adopted by our Board or by our shareholders. Our Board currently consists of seven directors. Article III, Section 3.2 of our Bylaws further provides that the minimum and maximum number of directors may be changed, or a definite number may be fixed without provision for an indefinite number, by a duly adopted amendment to our Articles of Incorporation or by an amendment to our Bylaws duly adopted by vote or written consent of holders of a majority of the outstanding shares entitled to vote (subject to limitations reducing the number of directors to less than four).

On April 11, 2013, our Board unanimously adopted, subject to shareholder approval, an amendment to our Bylaws that would increase the minimum and maximum size of our Board from a range of not less than four nor more than seven directors to a range of not less than five nor more than eight directors, and, subject to the approval by our shareholders of such amendment, the increase in the authorized number of directors to eight directors.

Under the proposed amendment, the first sentence of Article III, Section 3.2 of our Bylaws would be amended and restated in its entirety to read as follows:

“3.2 Number of Directors. The authorized number of directors of the Corporation shall be not less than five (5) nor more than eight (8) and the exact number of directors shall be set by a resolution duly adopted by the Board of Directors or by the shareholders.”

If this amendment is approved by our shareholders, our Board and our shareholders would continue to have the authority to change by resolution the exact number of directors within the proposed new range.

Our Board believes the proposed increase is advisable in order to provide our Board with the flexibility to recruit additional highly qualified director candidates, and obtain a broader array of skills and backgrounds on our Board. Under California law, the size of a Board may not be increased to a maximum of eight unless the minimum Board size is at least five. It is therefore necessary to increase the minimum Board size from four to five to expand the size of our Board to eight. As a result, our Board believes that increasing the minimum and maximum size of our Board to a range of not less than five nor more than eight directors is in the best interests of sTec and our shareholders.

Article II, Section 2.8 of our Bylaws provides that at a meeting at which directors are to be elected to sTec’s Board, the candidates receiving the highest number of affirmative votes, up to the number of directors to be elected, shall be elected. Therefore, if this Bylaw amendment is approved by our shareholders, the eight nominees receiving the highest number of affirmative votes shall be elected. However, if the Bylaw amendment is not approved by our shareholders, then the seven nominees receiving the highest number of affirmative votes shall be elected. sTec’s Board has named eight nominees for election to our Board at the Annual Meeting. See, Item No. 1 “Election of Directors.”

Recommendation of sTec’s Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ITEM NO. 2 TO APPROVE THE AMENDMENT TO ARTICLE III, SECTION 3.2 OF THE BYLAWS SET FORTH ABOVE.

ITEM NO. 3

APPROVAL OF THE STEC, INC. 2013 EXECUTIVE CASH INCENTIVE PLAN

The Company’s Executive Cash Incentive Plan (the “Prior Plan”) expired by its terms on December 31, 2012. The Board adopted the sTec, Inc. 2013 Executive Cash Incentive Plan (the “Incentive Plan”) on March 26, 2013. Pursuant to this Item No. 3, the Company is seeking shareholder approval of the Incentive Plan in order to continue to provide short-term or annual incentive awards to the Company’s Chief Executive Officer and other designated executive officers that are “performance-based” and maximize the Company tax deductibility of such awards.

Additionally, the Board believes that it is in our best interests and the best interests of our shareholders to continue to provide for a cash incentive plan under which compensation awards made to our executive officers can qualify for deductibility by us for federal income tax purposes. Accordingly, the Incentive Plan has been structured in a manner such that awards granted under it can satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code (the “Code”). In general, under Section 162(m), in order for us to be able to deduct compensation in excess of $1,000,000 paid in any one fiscal year to our chief executive officer or any of our three other most highly compensated executive officers (other than our chief financial officer, which position does not by default qualify for Section 162(m) treatment), such compensation must qualify as “performance-based.” One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by our shareholders. For purposes of Section 162(m), the material terms include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based and (iii) the maximum amount of compensation that can be paid to an employee under the performance goal. Each of these aspects of the Incentive Plan is discussed below, and shareholder approval of the Incentive Plan will be deemed to constitute approval of each of these aspects of the Incentive Plan for purposes of the approval requirements of Section 162(m) of the Code.

Incentive Plan Summary

The following paragraphs provide a summary of the principal features of the Incentive Plan. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Incentive Plan, which is attached to this Proxy Statement as Appendix A. Capitalized terms used herein and not defined shall have the same meanings as set forth in the Incentive Plan.

Purpose. The purpose of the Incentive Plan is to increase shareholder value and the success of the Company by motivating key executives to perform to the best of their abilities by establishing a link between the achievement of the Company’s strategic goals and objectives to the key executives’ efforts in achieving such results, and to foster achievement of the Company’s corporate and key executive individual objectives. Awards granted under the Incentive Plan are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code. The rules and regulations promulgated under Section 162(m), however, are complicated and subject to change from time to time, sometimes with retroactive effect. In addition, a number of requirements must be met in order for particular compensation to so qualify. As such, there can be no assurance that any compensation awarded or paid under the Incentive Plan will be deductible under all circumstances.

Eligibility. Participation in the Incentive Plan is limited to executive officers and other key employees of the Company who are designated by the Compensation Committee of the Board (the “Committee”), in its sole and absolute discretion. In order to be eligible to participate in the Incentive Plan, an employee must have been hired by the Company or promoted to an eligible position prior to the commencement of a given performance period. Participation in the Incentive Plan is at the discretion of the Committee and historically the Committee has designated between three and four employees to participate in the Prior Plan. In 2012, four employees participated in the Prior Plan.

Administration. The Incentive Plan will be administered by the Committee, which is a committee of the Board consisting of two or more members of the Board who are not employees of the Company and who otherwise qualify as “outside directors” within the meaning of Section 162(m) of the Code. The Committee has such powers as may be necessary to discharge its duties under the Incentive Plan, including (but not limited to) the authority to (i) construe and interpret the terms of the Incentive Plan, and to determine eligibility, awards and the amount, manner and time of payment of any awards; (ii) prescribe forms and procedures for purposes of Incentive Plan participation and distribution of awards; and (iii) adopt rules, regulations and bylaws and to take such action as it deems necessary or desirable for the proper administration of the Incentive Plan. Any rule or decision by the Committee that is not inconsistent with the terms of the Incentive Plan will be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

Performance Goals. Performance goals will be determined by the Committee and may provide for a targeted level or levels of achievement using one or more of the following measures, which may be based on a Company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices: (i) annual revenue, (ii) earnings before interest, taxes, depreciation and amortization, (iii) earnings per share, (iv) net income (before or after taxes), (v) operating cash flow, (vi) operating income, (vii) return on assets, investment, or capital employed, (viii) return on equity, (ix) return on sales, (x) total shareholder return, (xi) operating margin, (xii) gross margin, (xiii) net operating income, (xiv) net operating income after tax, (xv) pre-tax profit, (xvi) sales or revenue targets, (xvii) increases in revenue or product revenue, (xviii) market share, (xix) free cash flow, (xx) cash flow per share, (xxi) share price performance, (xxii) debt reduction, (xxiii) earnings before interest and taxes, (xxiv) net revenue growth, (xxv) operating profit, (xxvi) return on invested capital, (xxvii) revenue, (xxviii) sales growth, (xxix) earnings per share and net revenue performance versus peers, (xxx) revenue growth, (xxxi) market share growth, (xxxii) net cash goals, (xxxiii) operating expense goals, (xxxiv) gross margin targets and (xxxiv) individual performance objectives. A list of potential individual performance objectives is included in Section 2(k) of the Incentive Plan document which is attached to this Proxy Statement as Appendix A. The performance goals may differ from participant to participant and from award to award. The Committee will adjust, as appropriate, any evaluation of performance under a performance goal to exclude any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 or succeeding guidance and/or in management’s discussion and analysis of financial conditions and results of operations appearing in the Company’s annual report to shareholders for the applicable year, or the effect of any changes in accounting principles affecting the Company’s or a business units’ reported results.

Performance Period. The performance period under the Incentive Plan means the period of time selected by the Committee over which the attainment of one or more performance goals will be measured for the purpose of determining a participant’s right to and the payment of an award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Committee, but in no event shall the Performance Period be less than three (3) months or more than two (2) years.

Maximum Award. The maximum amount that may be paid to any participant for any performance period with a duration of one year is $2,000,000. This amount will be adjusted for any performance periods with a duration of other than one year. For example, the maximum amount that may be paid to any participant for a six-month performance period would be $1,000,000.

Awards. No later than 90 days after the commencement of each performance period, or the number of days that is equal to 25% of such performance period, if less, the Committee will select, in writing, the participants to whom awards will be granted, the target award for each participant (expressed as a percentage of base salary), designate the performance period, and specify the terms and conditions for the determination and payment of such awards, including determination of the applicable performance goals. Within such time frame, the Committee will also establish a payout formula for purposes of determining the amount of the award (if any) payable to each participant. The Committee may, at the time the performance goals are established, specify certain adjustments to such items as reported in accordance with GAAP, which will exclude from the calculation of those performance goals one or more of the following: (a) certain charges related to acquisitions, (b) stock-based compensation charges, (c) employer payroll tax expense on certain stock option exercises, (d) settlement costs, (e) restructuring costs, (f) gains or losses on strategic investments, (g) non-operating gains, (h) certain other non-cash charges, (i) valuation allowance on deferred tax assets and the related income tax effects, (j) purchases of property and equipment, and (k) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 or succeeding guidance, provided that such adjustments are in conformity with those as reported in public filings by the Company on a non-GAAP basis. If the Committee does not designate any specific adjustments, then any performance goals based on financial performance goals shall be calculated in conformity with GAAP.

Committee Certification. As soon as practicable after the end of each performance period, the Committee will determine the amount of the awards to be paid to each participant for the performance period and will certify its determination in writing. The award for each participant will be determined by applying the payout formula to the level of actual performance that has been certified by the Committee, but in no event in an amount greater than the maximum award amount. The Committee may, however, subject to the terms of the Incentive Plan, eliminate or reduce (but not increase) the award payable to any participant below that which otherwise would be payable pursuant to the payout formula.

Payment of Awards. All awards will be paid in cash. Awards will be paid to participants following the Committee’s certification as soon as administratively practicable, but in any event no later than the time required under Section 409A of the Code. The Committee may defer payment of awards, or any portion thereof, to “covered employees” (as defined in Section 162(m) of the Code) as the Committee, in its discretion, determines to be necessary or desirable to preserve the deductibility of such amounts under Section 162(m) of the Code. In addition, the Committee may, in its discretion, permit a participant to defer receipt of the payment of cash that would otherwise be delivered under the Incentive Plan.

Non-Transferability of Awards. The rights of a participant under the Incentive Plan are not assignable or transferable by the participant except by will or the laws of intestacy.

Amendment and Termination. The Committee may at any time amend, modify, suspend or terminate the Incentive Plan, in whole or in part, including the adoption of amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Incentive Plan or in any award granted thereunder; provided, however, that no amendment, alteration, suspension or discontinuation may be made which would (a) impair any payments to participants made prior to such amendment, modification, suspension or termination, unless the Committee has made a determination that such amendment or modification is in the best interests of all persons to whom awards have theretofore been granted; provided further, however, that in no event may such an amendment or modification result in an increase in the amount of compensation payable pursuant to such award or (b) cause compensation that is, or may become, payable under the Incentive Plan to fail to qualify as performance-based compensation. To the extent required by applicable law, including Section 162(m) of the Code, amendments will be subject to shareholder approval. At no time before the actual distribution of funds to participants under the Incentive Plan shall any participant accrue any vested interest or right whatsoever under the Incentive Plan, except as otherwise stated in the Incentive Plan.

Duration. If approved by the shareholders at the 2013 Annual Meeting, the Incentive Plan will remain in effect until terminated by the Board or the Committee. The material terms of the performance goals under which compensation may be paid, including the employees eligible to receive compensation, a description of the business criteria on which the performance goals are based, and the maximum amount of compensation that can be paid to an employee under a performance goal will be approved by the shareholders at least once every five years, as provided under Section 162(m) of the Code. If the Incentive Plan is not approved by the shareholders at the 2013 Annual Meeting, then the Company will still have a business need to provide incentive compensation to its executive officers and other key employees in order to attract and retain employees important to the success of the Company’s business. To the extent that such cash bonuses need to be paid not through a plan or program not approved by the Company’s shareholders, some of these bonuses may not be deductible by the Company on account of the limitations imposed by Section 162(m) of the Code. Furthermore, even if the Incentive Plan is approved by the shareholders at the 2013 Annual Meeting, there can be no assurance that any compensation awarded or paid under the Incentive Plan will be deductible under Section 162(m) of the Code under all circumstances.

Benefits to Be Received Upon Approval. Awards under the Incentive Plan are determined based on future performance and, therefore, future actual awards cannot now be determined. No cash awards were earned our named executive officers under the Prior Plan for the January 1, 2012 through December 31, 2012 performance period, as further described in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Federal Income Tax Consequences

The following is a brief summary of the material U.S. federal income tax consequences associated with awards granted under the Incentive Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside or any employment tax consequences. The tax consequences for any particular participant may vary based on individual circumstances.

Participants will recognize ordinary income equal to the amount of the award received in the year of receipt. That income will be subject to applicable income and employment tax withholding by the Company. If a participant makes an election to defer receipt of payment of their award that is timely and validly made under Section 409A of the Code, then the participant’s tax liability (but not employment tax liability) will be deferred until the year in which the deferred amounts are actually received by the participant. If and to the extent that the Incentive Plan payments satisfy the requirements of Section 162(m) of the Code and otherwise satisfy the requirements of deductibility under federal income tax law, the Company will receive a deduction for the amount constituting ordinary income to the participant at the time of the participant’s recognition of income for purposes of federal income tax.

Recommendation of sTec’s Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ITEM NO. 3 TO APPROVE THE STEC, INC. 2013 EXECUTIVE CASH INCENTIVE PLAN, INCLUDING THE APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS THEREUNDER.

ITEM NO. 4

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

(“SAY-ON-PAY”)

Our Board has determined to hold an annual “say-on-pay” advisory vote. At our 2011 Annual Meeting, a plurality of our shareholders approved, on an advisory basis, our holding an annual say-on-pay vote. Although our Board had recommended holding a say-on-pay vote every three years and the shareholder vote was advisory and non-binding on us after the 2011 Annual Meeting, our Board determined to hold an annual say-on-pay vote until the next required vote to decide the frequency of future say-on-pay votes in 2017. In doing so, our Board sought to be responsive to our shareholders and continue its commitment to strong corporate governance.

Summary

In accordance with our Board’s determination and Section 14A of the Exchange Act and as a matter of good corporate governance, we are asking our shareholders to approve, on a non-binding and advisory basis, the compensation of our named executive officers, as such compensation is described in the Compensation Discussion and Analysis section, the tabular disclosures regarding such compensation and the accompanying narrative discussion set forth in this Proxy Statement, beginning on page [—]. We intend to hold the next non-binding, advisory say-on-pay vote in connection with our 2014 Annual Meeting.

Our executive compensation programs are designed to enable us to attract, motivate and retain executive talent, who are critical to sTec’s success. The following is a summary of some of the key points of our executive compensation program. We urge our shareholders to review the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement and executive compensation tables for more information.

•	We strive to emphasize pay-for-performance and tie a significant portion of our named executive officers’ compensation to sTec’s performance.

•

Consistent with our performance-based compensation philosophy, we reserve the largest portion of our executives’ potential compensation for performance and equity-based programs. In 2012, approximately 72%, on average, of our named executive officers’ target total compensation was dependent on our performance, in the form of annual cash bonuses and long-term equity incentive awards. Our performance-based bonus program rewards short-term performance, while our equity awards reward long-term performance and align the interests of management with those of our shareholders. The performance goals under our bonus program focus on increasing our revenues and achieving earnings per share objectives, thereby motivating both corporate growth and profitability.

•

In the fourth quarter of 2012, in light of the expected full year performance of sTec, our CEO and President each voluntarily elected to reduce their respective base salaries to $1 per year. The Compensation Committee supported this action and believed it was in the best interests of our shareholders to improve the overall profitability of sTec.

•

We believe that our compensation programs are strongly aligned with the long-term interests of our shareholders. We believe that equity awards serve to align the interests of our executives with those of our long-term shareholders by encouraging long-term sustainable performance. As such, equity awards that vest over multiple years are a key component of our executive compensation program. In 2012, our CEO and President each received their equity entirely via stock options, which we believe directly aligns their long-term incentives with our shareholders. In 2011, we began awarding restricted stock units, or RSUs, to certain of our named executive officers as an important retention tool given that RSUs have intrinsic value from the date of grant forward, while still providing an incentive to increase the value of the company.

•

We provide competitive pay opportunities that reflect best practices. The Compensation Committee of our Board reviews annually our executive compensation program to ensure that it not only provides competitive pay opportunities, but also reflects best practices. For example, we continue to cap the maximum bonus opportunity for our named executive officers at 200% of target bonus opportunity no matter how well sTec performs.

•

We are committed to continue to develop strong governance standards with respect to our compensation program, procedures and practices. As part of its commitment to strong corporate governance and best practices, our Compensation Committee has retained an independent compensation consultant and has incorporated compensation analytical tools as part of its annual executive compensation review.

Recommendation of sTec’s Board of Directors

Our Board believes that the information provided above and within the section of this Proxy Statement entitled “Executive Compensation and Related Information” demonstrates that our executive compensation program has been designed thoughtfully and is intended to align management’s interests with our shareholders’ interests and support long-term value creation.

The following resolution will be submitted for a shareholder vote at the Annual Meeting:

RESOLVED, that the shareholders of sTec approve, on an advisory basis, the compensation of sTec’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this Proxy Statement.

The say-on-pay vote is advisory, and therefore not binding on sTec or our Board.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ITEM NO. 4 TO ADOPT THE RESOLUTION TO APPROVE THE COMPENSATION OF STEC’S NAMED EXECUTIVE OFFICERS ON AN ADVISORY BASIS.

ITEM NO. 5

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP (“EY”) as sTec’s independent registered public accounting firm for the fiscal year ending December 31, 2013. Shareholder ratification of the selection of EY as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of EY to our shareholders for ratification as a matter of good corporate governance. If ratification of this selection is not approved, our Audit Committee will take into consideration such shareholder input when it considers which firm should be the Company’s independent registered public accounting firm; however, the Audit Committee may select EY, notwithstanding the failure of the shareholders to ratify its selection. In addition, even if the selection is ratified, our Audit Committee in its discretion may direct the selection of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of us and our shareholders.

On September 5, 2012, PricewaterhouseCoopers LLP (“PwC”) notified sTec of its resignation as sTec’s independent registered public accounting firm, effective immediately. The decision to resign was made by PwC and, accordingly, no action was taken by our Audit Committee or Board to recommend or approve this change in accountants. The reports of PwC on the consolidated financial statements of sTec and its subsidiaries for sTec’s two most recent fiscal years did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles in any respect. During sTec’s two most recent fiscal years, there were no disagreements between sTec and PwC on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure which disagreements, if not resolved to PwC’s satisfaction, would have caused PwC to make reference thereto in PwC’s report on sTec’s financial statements for such periods. In addition, no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K, occurred during sTec’s two most recent fiscal years.

Representatives of EY are expected to be present at the 2013 Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the selection of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

Recommendation of sTec’s Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ITEM NO. 5 TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the shares of our common stock as of April 15, 2013, by:

•	Each person whom we know to be the beneficial owner of 5% or more of our outstanding common stock;

•	Each named executive officer (as defined in “Compensation Discussion and Analysis” above);

•	Former executive officers;

•	Each of our directors; and

•	All of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to stock options held by that person that are currently exercisable or that will become exercisable within 60 days after April 15, 2013, are deemed outstanding even if they have not actually been exercised and shares represented by restricted stock units that will vest within 60 days after April 15, 2013 are also deemed outstanding. Shares relating to such stock options and restricted stock units, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. As of April 15, 2013, sTec had 46,812,904 shares of common stock issued and outstanding. Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, each of the named persons has sole voting and sole investment power with respect to the shares shown as beneficially owned.

	Shares of Common		Restricted Stock	Stock	Percentage
Name and Address of Beneficial Owner (1)	Stock (2)		Units (3)	Options (4)	Owned (%)
Named Executive Officers:
Mark Moshayedi	3,300,954	(5)(6)	—	278,750	7.60%
Raymond D. Cook	15,428		22,125	177,500	*
Robert M. Saman	9,971		14,250	20,000	*
Manouch Moshayedi	2,453,742	(7)(8)	—	548,750	6.34%

Non-Employee Directors:
Kevin C. Daly, Ph.D.	—		—	33,750	*
Rajat Bahri	2,000		—	112,500	*
F. Michael Ball	7,000		—	132,500	*
Christopher W. Colpitts	—		—	76,500	*
Matthew L. Witte	—		—	76,500	*

All executive officers and directors as a group (9 Persons):	5,789,095		36,375	1,456,750	15.08%

5% Shareholders (not listed above):
Mike Moshayedi (9)(10)	3,000,050		—	—	6.41%
Balch Hill Capital, LLC (11)	4,100,000		—	—	8.76%

*	Less than 1%
(1)	Except as noted, the address of the named beneficial owner is c/o sTec, Inc., 3001 Daimler Avenue, Santa Ana, CA 92705.
(2)	The number of shares beneficially owned by each shareholder is determined under rules promulgated by the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power.

(3)	Represents shares underlying restricted stock units that will vest within 60 days of April 15, 2013. Per SEC rules, the shares relating to such restricted stock units are included in the numerator and denominator for that specific individual in calculating such individual’s percentage of beneficial ownership, but are not deemed outstanding in the aggregate for computing the ownership percentage for others.
(4)	Represents shares underlying options that are vested, or will become vested, and exercisable within 60 days of April 15, 2013. Per SEC rules, the shares relating to such stock options are included in the numerator and denominator for that specific individual in calculating such individual’s percentage of beneficial ownership, but are not deemed outstanding in the aggregate for computing the ownership percentage for others.
(5)	Consists entirely of 3,300,954 shares held by Mark Moshayedi and Semira Moshayedi, as trustees for the M. and S. Moshayedi Revocable Trust, dated 9/25/98 for the benefit of Mark and Semira Moshayedi’s family. Mark Moshayedi has shared voting and dispositive power with respect to the shares held by the M. and S. Moshayedi Revocable Trust.
(6)	Does not include 1,126,760 shares held beneficially and of record by an irrevocable trust, the beneficiaries of which are Mark Moshayedi’s descendants. Mark Moshayedi disclaims beneficial ownership of the shares held by the irrevocable trust.
(7)	Consists entirely of (i) 2,428,742 shares held by Manouch Moshayedi, as a trustee for the M. and S. Moshayedi Revocable Trust, dated 11/16/95 for the benefit of Manouch Moshayedi’s family and (ii) 25,000 shares owned by Manouch Moshayedi. Manouch Moshayedi has sole voting and investment power with respect to the shares held by the M. and S. Moshayedi Revocable Trust.
(8)	Does not include 1,133,923 shares held beneficially and of record by an irrevocable trust, the beneficiaries of which are Manouch Moshayedi’s descendants. Manouch Moshayedi disclaims beneficial ownership of the shares held by the irrevocable trust.
(9)	According to a Schedule 13G/A filed with the SEC on February 17, 2010 by Mike Moshayedi, Parto Moshayedi and the M. and P. Moshayedi Revocable Trust, dated 12/30/96, indicating that as of December 31, 2009, the number of shares that Mike Moshayedi beneficially owns are held by Mike Moshayedi and Parto Moshayedi, as trustees for the M. and P. Moshayedi Revocable Trust, dated 12/30/96 for the benefit of Mike Moshayedi and Parto Moshayedi’s family. Mike Moshayedi shares the voting and dispositive powers over the 3,000,050 shares held by the M. and P. Moshayedi Revocable Trust with his spouse Parto Moshayedi. The address of Mike Moshayedi is 1964 Blair Street, Santa Ana, CA 92705.
(10)	Does not include an aggregate of 2,100,000 shares held beneficially and of record by certain irrevocable trusts, the beneficiaries of which are Mike Moshayedi’s descendants. Mike Moshayedi disclaims beneficial ownership of the shares held by the irrevocable trusts.
(11)	According to a Schedule 13D filed with the SEC on February 12, 2013, and amended on May 14, 2013, Balch Hill Capital, LLC, a Delaware limited liability company (“Balch Hill”), serves as the general partner of, and investment adviser to, Balch Hill Partners, L.P., a Delaware limited partnership (the “Balch Hill Partnership”), that directly hold shares of sTec common stock for the benefit of the investors in the Balch Hill Partnership. Mr. Simon J. Michael (“Mr. Michael” and, together with Balch Hill and Balch Hill Partnership, the “Balch Hill Entities”), serves as the sole manager of Balch Hill. By virtue of these relationships, Balch Hill and Mr. Michael may be deemed to beneficially own the shares held by the funds. The address of the Balch Hill Entities is 2778 Green Street, San Francisco, CA 94123.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Compensation of our named executive officers is determined by our Compensation Committee, which consists of four independent directors. This section explains our 2012 compensation program as it relates to the following executives and former executive, which are collectively referred to as the “named executive officers:”

Name	Position
Mark Moshayedi	President and Chief Executive Officer (1)
Raymond D. Cook	Executive Vice President and Chief Financial Officer
Robert M. Saman	Chief Legal Officer, General Counsel and Secretary
Manouch Moshayedi	Former Chief Executive Officer (2)

(1)	Mark Moshayedi was elected by our Board to the position of President and Chief Executive Officer, effective September 18, 2012, from his previous position of President, Chief Operating Officer and Chief Technical Officer.
(2)	Effective September 18, Manouch Moshayedi stepped down from all executive officer positions, assuming the title of Founder and continuing to serve as a member of the Board.

Executive Summary

The Compensation Committee evaluates and sets compensation for our named executive officers consistent with our stated objective to provide an overall compensation package that: (i) attracts, motivates and retains executive talent to improve the Company’s financial performance; (ii) holds executives accountable for the performance of the functions for which they are responsible, aligned with our overall business priorities; (iii) sets compensation levels considering each executive’s specific responsibilities and Company performance, including overall profitability and peer company benchmark data; and (iv) aligns the interests of executive officers and shareholders.

Specifically, the Compensation Committee’s philosophy is to:

•

Emphasize pay-for-performance and tie a significant portion of our named executive officers’ compensation to the Company’s performance. Consistent with our performance-based compensation philosophy, we reserve the largest portion of our executives’ potential compensation for performance- and equity-based programs. Our performance-based bonus program rewards short-term performance, while our equity awards reward long-term performance and are designed to align the interests of management with those of our shareholders. The performance goals under our bonus program focus on increasing our revenues and achieving earnings per share objectives, thereby motivating both corporate growth and profitability.

•

Align our compensation programs with the long-term interests of our shareholders. We believe that equity awards serve to align the interests of our executives with those of our long-term shareholders by encouraging long-term sustainable performance. As such, equity awards that vest over multiple years are a key component of our executive compensation program. The objectives of equity compensation are to encourage creation of increased and sustained shareholder value by providing executive officers with a significant incentive to create long-term share price appreciation and to motivate and reward executive officers for the achievement of superior performance by the Company, as well as to establish consequences for underperformance.

•

Provide competitive pay opportunities that reflect best practices. The Compensation Committee of our Board annually reviews our executive compensation program to ensure that it not only provides competitive pay opportunities, but also reflects best practices.

•

Continue to develop strong governance standards with respect to our procedures and practices used to make compensation decisions. As part of its commitment to strong corporate governance and best practices, our Compensation Committee has retained an independent compensation consultant and has incorporated compensation analytical tools as part of its annual executive compensation review.

During the first quarter of 2012, the Compensation Committee took the following actions affecting the compensation of our named executive officers under sTec’s compensation policies, programs and practices, in consultation with its independent compensation consultant:

•

Approved a modest merit increase to the base salaries of Messrs. Mark Moshayedi and Cook, consistent with the pay practices of our peer group, and a merit and market adjustment increase to the base salary of Mr. Saman;

•

Increased the at-risk portions of our named executive officers’ compensation by setting target cash bonus opportunities for Mr. Cook at 70% of base salary, Mr. Mark Moshayedi at 65% of base salary; and Mr. Saman at 50% of base salary;

•

Made equity award grants to our named executive officers in the form of stock options and restricted stock units with the stock options having an exercise price equal to 100% of the fair market value of the Company’s common stock on the date of grant.

In establishing our performance objectives for 2012 for purposes of our Executive Cash Incentive Plan (“ECIP”), our Compensation Committee took into consideration the then current market conditions and our board-approved budget and strategic plan. Based on the foregoing, under the 2012 ECIP, our revenue objective was set at $210 million as compared to $390 million for 2011, and our non-GAAP diluted loss per share target was set at $0.66 as compared to the non-GAAP diluted earnings per share target of $1.20 for 2011.

Given heightened competitive pressures on our business over the course of 2012, we did not meet either of our target corporate performance objectives for 2012, with sTec achieving revenue of $168 million, or 80% of our targeted revenue for 2012; and non-GAAP diluted loss per share of $1.03, which represented a greater loss than anticipated.

On November 29, 2012, the Compensation Committee approved the voluntary offer by Messrs. Manouch and Mark Moshayedi to reduce their respective annual base salaries to $1.00 and to eliminate their car allowance, effective December 1, 2012. This reduction to base compensation did not affect any other compensatory arrangements that Messrs. Manouch and Mark Moshayedi have with sTec and does not impact their other non-salary compensation and benefits. In particular, for any compensation program in which base salary is used as a factor for determining benefits, we continue to use the base salaries in effect prior to the reduction as of December 1, 2012.

Impact of 2012 “Say on Pay” Advisory Vote

At our 2012 Annual Meeting, through the exercise of an advisory “say on pay” vote our shareholders expressed support for the compensation of our named executive officers, with approximately 98% of the votes cast for approval of the compensation paid to our named executive officers as disclosed in the proxy statement for the 2012 Annual Meeting. Following our 2012 Annual Meeting, our Compensation Committee evaluated the results of the 2012 advisory say on pay vote to determine whether or not the advisory vote indicated that changes should be made to the manner in which the Company compensates its named executive officers. In addition to the results of this advisory vote, the Compensation Committee also considered many other factors in evaluating our executive compensation programs as discussed in this Compensation Discussion and Analysis, including the Compensation Committee’s assessment of the interaction of our compensation programs with our financial and operational objectives, evaluations of our programs by Radford, and review of peer company data, each of which is evaluated in the context of the Compensation Committee’s responsibility to act in sTec’s and our shareholders’

best interests. While each of these factors influenced the Compensation Committee’s decisions regarding our named executive officers’ compensation, in light of the high level of approval by the Company’s stockholders for the compensation of the Company’s named executive officers as disclosed in the proxy statement for the 2012 Annual Meeting, the Compensation Committee did not make any material changes to our executive compensation program and policies as a result of the 2012 advisory say on pay vote.

Executive Compensation Program and General Objectives

Our compensation decisions with respect to individual named executive officer total annual compensation are affected by (i) the executive’s performance, (ii) the executive’s level of responsibility and function within sTec, (ii) the executive’s experience in the position, (iv) the overall performance and profitability of sTec, (v) our effective execution of our strategic initiatives, and (vi) our assessment of the competitive marketplace for executive officers in comparable positions, including businesses of similar size and complexity within the technology market. Our Compensation Committee annually reviews the elements of our executive officer compensation program and makes changes when it believes it is either necessary or in the best interest of sTec.

To assist in understanding market practices, the Compensation Committee assesses “industry norms,” which are provided to the Compensation Committee by Radford, the Compensation Committee’s independent compensation consultant. The Compensation Committee’s philosophy is that in order to attract and retain the best executive talent, sTec’s target range for total direct compensation (consisting of base salary, target cash incentive compensation and equity compensation) should be generally between the 50th and 75th percentile of the peer group. The Company believes that it generally needs to pay compensation in this range in order to attract and retain the caliber of employee that will assist the Company in achieving its strategic objectives in the future. While the Compensation Committee reviews market data to determine where each named executive officer’s target total direct compensation falls relative to the 50th to 75th percentile range, this is only one of several factors used by the Compensation Committee in making compensation determinations. The Compensation Committee does not attempt to target individual components of compensation at any specific percentile of the market. The Compensation Committee believes that an effective executive compensation program should permit the flexibility to award compensation that may be above industry norms when sTec’s performance exceeds expectations, and if sTec’s performance is below expectations, total direct compensation may be reduced to below industry norms. We attempt to provide an aggregate compensation package that is competitive with what our executives could earn elsewhere.

We believe that if the Company performs strongly and our shareholders benefit, our named executive officers should earn compensation that corresponds to such Company performance. Accordingly, the compensation of each of our named executive officers is driven in part by our financial results, and reflects our growing commitment toward a pay-for-performance compensation philosophy. In making compensation determinations, the Compensation Committee also considers the fact that two of the Company’s named executive officers are significant shareholders of sTec. However, the Compensation Committee believes that this should not unduly impact these executives’ compensation packages, given that such named executive officers should still be compensated competitively. The Compensation Committee primarily evaluates these executives’ compensation based upon how they perform, contribute and fulfill their responsibilities to sTec and add value for sTec’s shareholders.

Role of Compensation Committee, Named Executive Officers and the Consultant

Role and Authority. Our Compensation Committee administers the compensation program for our named executive officers and establishes the overall compensation philosophy for named executive officers. The role of the Compensation Committee is to review and approve the base salaries, bonuses and other cash compensation or perquisites of the executive officers and to administer and approve awards under our cash and stock incentive plans. The Compensation Committee also reviews and recommends to the Board for approval, or approves as appropriate, new cash or stock incentive plans and any changes to or modifications of existing cash or stock incentive plans. The Compensation Committee also periodically reviews and recommends to the Board for consideration and approval any changes in director compensation for our non-employee directors. The current members of our Compensation Committee are Rajat Bahri, F. Michael Ball, Kevin C. Daly, Ph.D. and Matthew L. Witte, each of whom is a “non-employee director” as such term is defined in Rule 16b-3 under the Securities and Exchange Act of 1934, as amended, and each of whom also meets applicable federal securities and NASDAQ listing requirements to qualify as an independent director. In addition, our Compensation Committee is also comprised exclusively of “outside directors,” as defined under Section 162(m) of the Internal Revenue Code.

Role of Executive Officers in Compensation Decisions. The Compensation Committee periodically meets with members of senior management to discuss and review our compensation program, practices and packages for executives, other employees and directors. The Compensation Committee annually evaluates the performance of our Chief Executive Officer and determines and approves his total compensation based on this evaluation in light of the philosophy and objectives of our executive compensation program. Our Chief Executive Officer makes compensation recommendations to the Compensation Committee with respect to our other executive officers and evaluates their performance annually. Our Chief Executive Officer is not involved with determining his own pay. Executive officers are generally not present at the time of compensation deliberations held by the Compensation Committee. The Compensation Committee considers, but is not bound by and does not always accept, management’s recommendations with respect to executive compensation.

Delegation and the Equity Awards Committee. In fulfilling its responsibilities, the Compensation Committee may delegate any or all of its responsibilities to a subcommittee of the Compensation Committee and, to the extent not expressly reserved to the Compensation Committee by the Board or by applicable law, rule or regulation, to any other committee of directors appointed by it, which may or may not be composed of members of the Compensation Committee. The Board may also delegate to two or more of our directors the authority to make option grants or other stock-based awards under our stock incentive plan to eligible individuals who are not executive officers or board members, provided that the Compensation Committee or Board sets guidelines on the authority of such directors to make grants. Our Board has established the Equity Awards Committee, which throughout 2012 consisted of Messrs. Manouch and Mark Moshayedi, with limited authority to make option grants and other stock-based awards under our 2010 Incentive Award Plan to eligible individuals other than executive officers and non-employee board members. On April 26, 2013, our Board reconstituted the Equity Awards Committee to now consist of Dr. Kevin Daly and Mr. Mark Moshayedi, with limited authority to make option grants and other stock-based awards under our 2010 Incentive Award Plan to eligible individuals other than executive officers and non-employee board members. Under sTec’s Equity Award Policy, the Equity Awards Committee has been authorized to grant stock option equivalents for no more than 50,000 shares of sTec’s common stock to any one individual; and the total number of stock option equivalents that may be granted by the Equity Awards Committee per calendar quarter shall not exceed 400,000 shares of sTec’s common stock.

Use of Consultants. The Compensation Committee has the authority to engage its own independent advisors, including compensation consultants, to assist in carrying out its responsibilities. The Compensation Committee engaged Radford beginning in 2008 as its independent compensation consultant and Radford has continued to serve in that capacity since then. In 2012, Radford performed no other services to the Company. Radford was retained by the Compensation Committee in 2012 to conduct a review and analysis of our executive compensation program and to provide advice and recommendations on competitive market practices and the appropriateness and merit of specific compensation decisions. As appropriate, Radford participates in meetings with the Compensation Committee. In addition, the Chair of the Compensation Committee has direct access to Radford’s advisors outside of meetings. The Compensation Committee has reviewed an assessment of any potential conflicts of interest raised by Radford’s work for the Compensation Committee, which assessment considered the following six factors: (i) the provision of other services to the Company by Radford; (ii) the amount of fees received from the Company by Radford, as a percentage of Radford’s total revenue; (iii) the policies and procedures of Radford that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the Radford consultant with a member of the Compensation Committee; (v) any Company stock owned by the Radford consultants; and (vi) any business or personal relationship of the Radford consultant or Radford with any of the Company’s executive officers, and concluded that there are no such conflicts of interest. Using the same six factors, the Compensation Committee has concluded that Radford has no conflicts of interest in performing services as the compensation consultant to the Compensation Committee. Radford has not provided any other services to us nor have they received any compensation other than with respect to the services provided to the Compensation Committee. The Compensation Committee has again retained Radford in 2013 to review our executive compensation programs and practices.

Comparative Market Information. The Compensation Committee recognizes that comparable market information may not be directly applicable to us given that our current Chief Executive Officer and former Chief Executive Officer are founders and beneficial holders of a significant equity position in sTec. Therefore, while compensation paid to our named executive officers are compared with those of their counterparts in the market, the market compensation levels are used only as a guide and point of reference for determining our executives’ compensation, especially in the cases of our current Chief Executive Officer and former Chief Executive Officer. In addition, while the Compensation Committee reviews each element of our executives’ compensation relative to the market to determine the reasonableness of our executives’ compensation, it does not have a practice of setting each element of compensation by reference to any specific percentile or benchmark. The Compensation Committee’s philosophy is that in order to attract and retain the best executive talent, sTec’s target range for total direct compensation should be generally within the 50th and 75th percentile of the market.

For purposes of evaluating competitive market practices, in February 2012, Radford provided an analysis of our named executive officers’ 2011 compensation level as compared to a peer group recommended by Radford and ultimately selected by the Compensation Committee. Our peer group consisted of twenty companies headquartered in technology hubs reflective of comparable cost of living pressures, representing a cross-section of (1) semiconductor companies with revenue generally between $200 million and $1 billion and market capitalization of $200 million to $2 billion; and (2) broader high technology companies with revenue between $200 million and $1 billion and market capitalization of $200 million to $2 billion. These criteria were designed to identify companies that are similar in size and industry, making them appropriate for measuring compensation practices. Our peer group was generally consistent with last year with a few changes recommended by Radford given that a few of our 2011 peer companies had been acquired or consolidated, or because of changes in the size of the peer companies.

The 2012 peer group consisted of the following companies:

• Applied Micro Circuits • Coherent • Diodes • Emulex • Fusion-io • Hittite Microwave • Integrated Device Technology • IXYS • Micrel • Microsemi	• OCZ Technologies • OmniVision Technologies • PMC Sierra • Power Integrations • Qlogic • RF Micro Devices • Semtech • Sigma Designs • Silicon Laboratories • Triquint Semiconductor

Per the February 2012 Radford analysis, within this peer group: (i) our revenue was at the 20th percentile based on the last fiscal year financial data and at the 35th percentile for the trailing twelve months; (ii) our net income was at the 27th percentile based on the fiscal year financial data and at the 56th percentile for the trailing twelve months; and (iii) our market capitalization as of February 2012 was at the 11th percentile. The revenue, net income and market capitalization information of the Company’s peers was compiled by Radford using annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC.

The results of Radford’s February 2012 survey comparing the named executive officers’ 2011 compensation levels to the peer group, as presented to the Compensation Committee at its February 2012 meetings, are shown in the table below:

Name	2011 Base Salary	Target Total Cash (1)	Equity Compensation (2)	Target Total Direct Compensation	Market Percentile Achieved (Target Total Direct Compensation)
Mark Moshayedi	$470,000	$752,000	$911,600	$1,663,600	50th – 75th Percentile
Raymond D. Cook	$340,000	$544,000	$547,300	$1,091,300	50th Percentile
Robert M. Saman	$260,000	$351,000	$359,900	$710,900	25th – 50th Percentile
Manouch Moshayedi	$530,000	$1,060,000	$1,595,300	$2,655,300	25th – 50th Percentile

(1)	Amounts shown represent the executive’s base salary plus target cash incentive award.
(2)	Amounts shown represent the value of equity awards granted in 2011, as set forth in Radford’s report, based upon the Company’s Black-Scholes assumptions. The grant date fair values for the 2011 equity awards under FASB ASC 718 are set forth in the Summary Compensation Table.

Considering these, as well as other factors, during the first quarter of 2012, the Compensation Committee adjusted the compensation program for our named executive officers for 2012 as follows:

•

Approved a modest merit increase to the base salaries of Messrs. Mark Moshayedi and Cook ranging from 2.9% to 3.1%, consistent with the pay practices of our peer group, and a merit and market adjustment increase of 30.8% to the base salary of Mr. Saman, as discussed further below;

•

Increased the target cash bonus incentive opportunities for Messrs. Mark Moshayedi, Cook and Saman, as discussed further below, in order to remain competitive relative to our peer group and to place more pay at risk within our overall compensation program, consistent with our pay-for-performance philosophy; and

•

Provided that each named executive officer’s cash incentive compensation would be based 100% on our achievement of pre-established corporate objectives consisting of net revenue and non-GAAP earnings per share, all in an effort to more closely align our named executive officers’ interests with those of our stockholders.

Consistent with 2011, the Compensation Committee determined to target total cash compensation levels and granted equity awards in order to bring the named executive officers’ target total direct compensation levels closer to the 50th to 75th percentile range, as discussed more fully below. The Compensation Committee determined that a long-term strategy of setting target total direct compensation in the 50th to 75th percentile range was appropriate to attract and retain executive talent and to incentivize exceptional performance.

Elements of Compensation

Our executive compensation program consists of a mix of the following elements: (i) base salary, (ii) annual cash incentives, (iii) long-term incentive compensation, in the form of stock options, and for certain executive officers, restricted stock units, (iv) perquisites and (v) termination and change in control benefits. Our executives also participate in certain other benefits, such as general health, life and disability insurance plans and our tax-qualified 401(k) defined contribution plan, which are generally available to all salaried employees, with the exception of additional life insurance benefits provided to Messrs. Manouch and Mark Moshayedi.

While the Compensation Committee determines the mix of our compensation elements, it does not assign any specific weight to any of the individual compensation elements in establishing total executive compensation. The compensation mix and amount of each compensation element is intended to vary by position and according to the level of responsibility of each officer, and is designed to motivate and focus all officers on goal achievement. As a result, total direct compensation should vary from year to year based on sTec’s performance and the executive’s performance.

Base Salary

We believe that it is important that the total cash compensation paid to our named executive officers remains at a competitive level to enable us to attract and retain management personnel with the talents and skills required to meet the challenges of a highly competitive industry. Base salary levels are designed primarily to provide the competitive compensation required to attract and retain executives with the talents, skills and experience necessary to drive sTec’s success. Base salaries may be adjusted each year on the basis of the executive’s experience, skill set, performance level and contributions to sTec’s overall success, as well as the competitive marketplace for executives in comparable positions. Adjustments to base salary may be contingent on sTec’s performance in any given year. The relative weight given to each factor varies with each named executive officer at the sole discretion of the Compensation Committee. Although base salaries for named executive officers are reviewed annually or upon changes in responsibilities, there is no assurance of any salary adjustment for any named executive officer on an annual basis. In addition, the Compensation Committee believes that it is important to provide named executive officers with a certain level of compensation stability each year. Therefore, the Compensation Committee generally does not expect that base salaries will change substantially from year to year absent extraordinary circumstances, such as a significant increase in responsibilities, change in compensation practices in the market for executive talent or promotion. We believe that base salary will over time comprise a smaller portion of total direct compensation as sTec continues to emphasize a pay-for-performance policy.

In March 2012, the Compensation Committee reviewed the base salaries of our named executive officers. Radford’s 2012 report indicated that our base salaries were generally competitive compared to our peer group. Messrs. Manouch Moshayedi’s and Saman’s base salaries were between the 25th and 50th percentile; Mr. Cook’s base salary was between the 50th and 75th percentile; and Mr. Mark Moshayedi’s base salary was above the 75th percentile of sTec’s peer group, which is based partly on the use of Radford market data but also based on his unique responsibilities and roles within sTec, which in 2011 through September 17, 2012 included the positions of President, Chief Operating Officer and Chief Technical Officer. In order to be consistent with the pay practices of our peer group, the Compensation Committee approved a modest merit increase to the base salaries of Messrs. Mark Moshayedi and Cook ranging from 2.9% to 3.1%. The Compensation Committee also approved a merit and market adjustment increase of 30.8% to the base salary of Mr. Saman, which placed his base salary at above the 75th percentile of sTec’s peer group. Consistent with our pay philosophy and goal of compensating our executives competitively, this merit and market adjustment increase not only took into account Mr. Saman’s exemplary performance, but also recognized his promotion and expanded responsibilities from his original hiring position of Corporate Counsel to Chief Legal Officer, General Counsel, and Secretary. There was no change to the base salary of Mr. Manouch Moshayedi.

Thus, effective January 1, 2012, the base salaries of the named executive officers were as follows:

Name	2012 Base Salary
Mark Moshayedi	$484,000
Raymond D. Cook	$350,000
Robert M. Saman	$340,000
Manouch Moshayedi	$530,000

On November 29, 2012, the Compensation Committee approved the voluntary offer by Messrs. Manouch and Mark Moshayedi to reduce their respective annual base salaries to $1.00, effective December 1, 2012. This reduction to base compensation did not affect any other compensatory arrangements that Messrs. Manouch and Mark Moshayedi have with sTec and does not impact their non-salary compensation and benefits. In particular, for any compensation program in which base salary is used as a factor for determining benefits, we continue to use the base salaries in effect prior to the reduction as of December 1, 2012.

Cash Incentive

In March 2008 the Board adopted, and in May 2008 our shareholders approved, sTec’s Executive Cash Incentive Plan (the “ECIP”). The ECIP is designed to recognize and reward the link between achievement of sTec’s business objectives and an executive’s contribution to that success. Cash incentives are intended to motivate and retain executives by providing compensation, in addition to base salary, for the achievement of corporate and individual objectives that are established annually by the Compensation Committee. The Compensation Committee believes the ECIP will advance our pay-for-performance policy by focusing the attention of our executive officers on the attainment of the Company’s objectives and individual objectives for the year. The ECIP expired pursuant to its terms on December 31, 2012. As a result, our Board has adopted and is seeking shareholder approval of the sTec, Inc. 2013 Executive Cash Incentive Plan in order to continue to provide short-term or annual incentive awards to the named executive officers and other designated executive officers which will not be subject to the limitation on deductibility by the Company for income tax purposes under Section 162(m) of the Internal Revenue Code.

Under the ECIP, each executive officer has an annual bonus target, expressed as a percentage of base salary that is approved by the Compensation Committee each year. The Compensation Committee establishes the Company’s performance goals and individual performance goals for the plan each year based on the then-current business priorities. Metrics and weightings may vary from year to year as the Compensation Committee seeks to deliver near-term operating performance that supports long-term growth, as measured through stock appreciation to the shareholders.

Target Bonus Opportunities. For 2012, the Compensation Committee selected Messrs. Manouch and Mark Moshayedi, Cook and Saman to participate in the ECIP. The Compensation Committee considered a variety of factors when setting target incentive bonuses for our named executive officers. Such factors included internal pay equity, experience, tenure, position and a desire to put more pay at-risk for executive team members. In addition, Radford’s February 2012 report indicated that the named executive officers’ 2011 target cash bonus opportunities were generally below the 50th percentile of the peer group, with Messrs. Cook’s and Saman’s 2011 target cash bonuses falling below the 25th percentile of the peer group. The table below sets forth the target bonus opportunities the Compensation Committee established for 2012 for our named executive officers, which for all but Mr. Manouch Moshayedi represented an increase from the target bonus opportunities provided in 2011. The Compensation Committee provided these increases in order to remain competitive within our peer group and to continue to emphasize our pay-for-performance compensation philosophy.

Name	2011 Target Bonus Opportunity (as a % of base salary)	2012 Target Bonus Opportunity (as a % of base salary)
Mark Moshayedi	60%	65%
Raymond D. Cook	60%	70%
Robert M. Saman	35%	50%
Manouch Moshayedi	100%	100%

Performance Criteria for ECIP. For 2012, 75% of each named executive officer’s target bonus was based on the achievement of an overall corporate revenue objective, and 25% was based on the achievement of a non-GAAP diluted earnings per share objective. Revenue and non-GAAP diluted earnings per share were used as sTec’s performance objectives because the Compensation Committee believed they most directly align with sTec’s growth strategy and generally represent the best correlation with shareholder value.

Both the revenue and non-GAAP diluted earnings per share performance objectives were based on our board-approved budget and strategic plan, including expected growing competition and longer-than-expected qualification cycles due to the complexity and customization of our products.

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Revenue objective (weighted 75%): $210 million. This objective was significantly lower than the revenue objective of $390 million under the 2011 ECIP, given a challenging business environment for 2012.

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Non-GAAP diluted loss per share objective (weighted 25%): $0.66. This objective was significantly lower than the non-GAAP earnings per share objective of $1.20 under the 2011 ECIP. For the purpose of determining whether the non-GAAP diluted loss per share objective had been met, the Compensation Committee used non-GAAP earnings per share as reported by sTec in its press releases announcing its quarterly and annual results of operations. As in previous years, the use of non-GAAP numbers was pre-established under the 2012 ECIP. For 2012, the non-GAAP earnings per share reflected an adjustment for non-cash, non-recurring, extraordinary and certain other items, including employee stock compensation expense, securities and derivative action litigation costs, litigation loss contingency accrual, Securities Exchange Commission investigation and litigation costs, intellectual property litigation costs, employee severance, deferred tax asset valuation allowance, and the estimated income tax effect of the non-GAAP adjustments.

The Compensation Committee believes it is important to align the executive officers’ performance-based cash payments with these non-GAAP financial measures, as these are the measures that sTec’s management, as well as the investment community, uses in analyzing the business.

When determining the performance goals and metrics and target bonuses, the Compensation Committee considered the likelihood of the achievement of the target levels of performance. At the time the performance goals were determined, the Compensation Committee was substantially uncertain as to whether the performance goals would be met. The Compensation Committee believes that the performance goals were challenging and difficult to achieve, but attainable with significant effort and skill on the part of the executive officer participants.

How the 2012 ECIP works. sTec must meet a minimum level of performance for at least one of the corporate performance objectives for any funding to be allocated to the ECIP. For 2012, the Compensation Committee maintained the threshold performance level for each Company performance objective at 85% of the target performance level. So long as a threshold level of performance for at least one of the corporate performance objectives is met, the ECIP will be funded in an amount equal to 50% of the aggregate target bonus opportunity of the named executive officers. For each one percent improvement in our performance, between 86% and 114% of the applicable corporate performance objective, the 2012 ECIP would be funded with an additional 3.33% of the aggregate target bonus opportunity of our named executive officers. For each percentage point improvement in actual performance above target performance, between 115% and 119%, funding of the 2012 ECIP increases by 10% of the aggregate target bonus opportunity for our named executive officers. If we achieve 120% of any of the targeted corporate performance objectives, funding of the 2012 ECIP is capped at 200% of the aggregate target bonus opportunity for named executive officers. Furthermore, the amount any individual named executive officer is entitled to receive under the 2012 ECIP is capped at $2 million.

The following table summarizes the 2012 base salaries, target bonus opportunities and potential bonus awards under each performance level for our named executive officers:

Name	2012 Base Salary	2012 Target Bonus Opportunity as Percentage of Base Salary	Potential Bonus Awards Under ECIP for 2012 (1)
			Bonus Amount at Threshold Level of Performance	Bonus Amount at Target Level of Performance	Bonus Amount at Maximum Level of Performance
Mark Moshayedi	$484,000	65%	$157,300	$314,600	$629,200
Raymond D. Cook	$350,000	70%	$122,500	$245,000	$490,000
Robert Saman	$340,000	50%	$85,000	$170,000	$340,000
Manouch Moshayedi	$530,000	100%	$265,000	$530,000	$1,060,000

(1)	Amounts assume that sTec achieves its threshold (85%), target (100%) or maximum (120%) level of performance for both of the corporate performance objectives.

Results of the 2012 ECIP. In February 2013, the Compensation Committee assessed the Company’s performance versus the pre-established corporate performance objectives. For 2012, sTec achieved revenue of

$168 million, or 80% of our targeted revenue for 2012; and non-GAAP diluted loss per share of $1.03, which represented a greater loss than anticipated. Thus, we did not achieve the threshold level of performance for either of our corporate performance objectives and the 2012 ECIP was not funded.

Certain Special 2012 Cash Bonuses. In order to reward certain of our named executive officers for their contributions to our business during 2012, the Compensation Committee determined in February 2013 to award discretionary bonuses to Messrs. Cook and Saman in the amount of $75,000 each. The Compensation Committee awarded the discretionary bonuses in recognition of Mr. Cook’s exemplary performance and broad responsibility, including financial, accounting, investor relations and human resource matters, and the engagement of Ernst & Young LLP as sTec’s new independent registered public accounting firm; and Mr. Saman’s exemplary performance and the efficient management of legal matters for the Company, including ongoing securities and derivative lawsuits and the settlement of the Company’s securities class action and intellectual property litigation. Additionally, the Compensation Committee awarded the discretionary bonuses to serve as an important retention incentive for Messrs. Cook and Saman, who do not share the same level of equity ownership in sTec as Messrs. Manouch and Mark Moshayedi. In awarding discretionary bonuses to Messrs. Cook and Saman, the Compensation Committee selected bonus amounts which were approximately 31% and 44% of the respective officer’s bonus opportunity assuming target level of performance. These amounts were intended to serve as a retention function while still recognizing that sTec did not achieve its pre-established corporate performance objectives.

Long-Term Equity Incentive Compensation

We have provided long-term incentive compensation through equity awards that generally vest over multiple years. The objectives of equity compensation are to encourage creation of increased shareholder value by providing executive officers with a significant incentive to create long-term share price appreciation and to attract, motivate, and reward executive officers by rewarding the achievement of superior performance by the Company.

Form of Long-Term Equity Incentive Compensation. Historically, our grants of equity awards to the named executive officers have consisted solely of stock options. The Compensation Committee generally believes that awards of stock options over other forms of equity-based awards more closely align the interests of the recipient with those of our shareholders because the recipient will only realize a return on the option if our stock price increases over the term of the option. However, Radford recommended in 2012 that the Compensation Committee consider providing a portion of equity grants in a form other than stock options, such as a mix between stock options and restricted stock units, which is more consistent with the pay practices of our peer group and will reduce the number of shares of the Company’s common stock that are issued. In addition, restricted stock units should prove to be more effective for recruitment and retention than grants of stock options alone because a stock option component provides leverage for increased value when our stock price increases, while the restricted stock unit component maintains value, and therefore fulfills a retention function, even during times that the stock price is not increasing or is otherwise volatile. The Compensation Committee ultimately agreed that it would be best to structure an equity grant program that combines stock options and restricted stock units. In addition, we decided to start utilizing restricted stock units more extensively to help reduce our average gross burn rate (total equity granted divided by the weighted-average total common shares outstanding).

Consistent with its review and in consultation with Radford, the Compensation Committee determined to begin awarding restricted stock units to certain of its named executive officers in March 2011, and awarded a mixture of stock options and restricted stock units to Messrs. Cook and Saman. In March 2012 and also in consultation with Radford, the Compensation Committee awarded only restricted stock units to Messrs. Cook and Saman. The Compensation Committee decided, however, to continue only awarding stock options to Messrs. Manouch and Mark Moshayedi in order to best align their interests with the long-term interests of our stockholders given their already significant stock holdings in sTec.

Amount of Long-Term Equity Incentive Compensation. In February 2012, in connection with its comprehensive report on our executive compensation programs and practices, Radford reviewed our long-term equity incentive compensation practices relative to our peer group. The results of the review indicated that our 2011 equity grant values to Mr. Mark Moshayedi fell between the 50th and 75th percentiles; to Messrs. Cook and Saman approximated the 50th percentile of the peer group; and to Mr. Manouch Moshayedi fell between the 25th and 50th percentiles. Additionally, we monitor our average gross burn rate against guidelines published by proxy advisory firms and against gross burn rates typical for our peer group companies and the semiconductor industry generally.

In determining the total number of options and restricted stock units to award to each named executive officer, the Compensation Committee’s objective was to move targets for total direct compensation of each executive closer to the 50th and 75th percentile of the peer group while attempting to create a meaningful opportunity for stock ownership based upon the executive’s current position with sTec, his performance in recent periods, and his potential for future responsibility and promotion over the option term. The Compensation Committee also considered the following: our retention goals for the named executive officer; the number of shares of common stock and options held by the named executive officer in order to maintain an appropriate level of equity incentive for that individual; and the relative size of option grants for officers in the industry with similar talent and credentials.

In 2012, the Compensation Committee granted equity awards to the named executive officers as summarized in the table below. Additional details regarding such grants may be found in the “Grants of Plan-Based Awards” table further below.

Name	Grant Date	Number of Securities Underlying Options (#) (1)	Exercise Price of Option Awards ($/sh)	Number of Restricted Stock awards (#) (2)
Mark Moshayedi	5/11/2012	165,000	$7.46	—
Raymond D. Cook	5/11/2012	—		70,000
Robert M. Saman	5/11/2012	—		45,000
Manouch Moshayedi	5/11/2012	345,000	$7.46	—

(1)	Options vest in four equal annual installments over the 4-year period measured from the grant date.
(2)	Restricted stock units vest with respect to 25% of the award on each of the four anniversaries of the vesting commencement date of such awards, which was the same day as the grant date for the awards shown in the table above.

Stock Ownership Guidelines and Certain Hedging Restrictions

We have not adopted any stock ownership guidelines because two of our four named executive officers are founders and therefore have significant holdings in sTec. We have an insider trading policy which, among other things, prohibits our executive officers, employees and directors from short-selling our common stock or engaging in transactions involving sTec equity-based derivative securities. In addition, our insider trading policy also prohibits hedging transactions involving our common stock.

Option Grant Practice

Our Board has adopted an Equity Awards Policy that outlines the procedural guidelines for the grant of equity awards. The grant date of an equity award to existing employees is the first market day during an open window following the Board, Compensation Committee or Equity Awards Committee approval. The grant date of an equity award to new employees has been the last market day of the week of the NASDAQ Global Select Market in which the employee commences his or her employment with sTec. For administrative reasons, on March 22, 2012 the Compensation Committee updated sTec’s Equity Awards Policy such that the grant date for each equity award granted to new employees: (A) starts on the 1st through 15th day of the month shall be the later of (i) the 20th day of the month of hire, and (ii) the date on which the equity award was approved; and (B) starts on the 16th through the last day of the month shall be the later of (i) the 5th day of the following month, and (ii) the date on which the equity award was approved. Equity awards may be granted during scheduled meetings or by unanimous written consent.

All stock option grants have a per share exercise price equal to the fair market value of sTec’s common stock on the grant date as measured by the closing selling price per share of our common stock on the NASDAQ Global Select Market on that date. Except for annual grants of equity awards to our non-employee directors made on the date of our annual meeting following their re-election to the Board, equity awards to executive officers and directors may only be granted during our open trading window under our insider trading policy and when the authorizing body is not in possession of material, non-public information concerning sTec.

Retirement Benefits

Our named executive officers are eligible to participate in our tax-qualified 401(k) defined contribution plan. Our 401(k) plan covers most employees. Employees may make voluntary contributions of up to 75% of their annual pre-tax compensation to the plan, subject to the maximum elective deferral limit allowed by the IRS. Messrs. Manouch and Mark Moshayedi, Cook and Saman participated in our 401(k) plan during the year ended December 31, 2012 and received matching contributions similar to all other employees. In 2012, we made matching contributions equal to 100% of the first 4% contributed, and 50% of the next 2% contributed, of each participating employee’s matchable contributions to the plan. Beginning in 2011, our matching contributions to the 401(k) plan were immediately vested.

Perquisites and Generally Available Benefit Programs

We provide certain of our named executive officers with limited personal benefits and perquisites. We have historically provided Messrs. Manouch and Mark Moshayedi with an annual car allowance. The executive was responsible for leasing or purchasing his own vehicle, as well as paying for insurance, maintenance and gas costs. The 2012 annual car allowance for each participating named executive officer was $14,375, and stopped effective December 1, 2012, after the Compensation Committee approved on November 29, 2012 the voluntary offer by Messrs. Manouch and Mark Moshayedi to reduce their respective annual base salaries. In addition, we continue to pay for the premiums on life insurance policies held by Messrs. Manouch and Mark Moshayedi. Generally, each of these personal benefits and perquisites for Messrs. Manouch and Mark Moshayedi were in place when sTec was a private company. The Compensation Committee believes these limited personal benefits were and remain reasonable under the circumstances and does not consider them to be a significant component of total executive compensation. Nevertheless, the Compensation Committee considers the value of these additional benefits when establishing appropriate total compensation levels for the participating named executive officers.

We also maintain life, medical, dental, long-term disability, and accidental death and dismemberment insurance programs for all of our employees, as well as customary vacation, leave of absence and other similar policies. Named executive officers are eligible to participate in these programs on the same basis as the rest of our salaried employees, with the exception of the additional life insurance policies maintained by Messrs. Manouch and Mark Moshayedi for which we pay the premiums, as discussed above.

Severance and Change in Control Agreements

As more fully described below under the caption “Potential Payments Upon Termination or Change in Control,” the severance and change in control agreements in effect during 2012 for Messrs. Manouch and Mark Moshayedi, Cook and Saman provided for certain payments and/or benefits upon a qualifying termination of employment in connection with a change in control, and upon a qualifying termination of employment regardless of a change in control. We believe that such severance and change in control arrangements are important to provide continuity of management and the incentive to remain with sTec and continue to focus on running the business notwithstanding the possibility, threat or occurrence of a change in control. We also believe that we must offer such severance and change in control arrangements in order to remain competitive because similar protections are typically provided by other companies with which we compete for executive talent. When the Compensation Committee originally determined the appropriate amount of payments and benefits to provide our executives, the Compensation Committee considered practices by other technology companies of similar size and complexity; the length of each named executive officer’s service to sTec; each named executive officer’s contribution to sTec; and competitive market practices.

In 2011, we amended and restated the severance and change in control agreements with Messrs. Manouch and Mark Moshayedi, Cook and Saman. We believe that these agreements bring the compensation and benefits payable to these named executives more in line with those typical of comparable public companies. For a discussion of the material terms of these agreements, see “Potential Payments Upon Termination or Change in Control” below.

Effective as of March 11, 2013 (the “Effective Date”), we amended and restated the severance and change in control agreements with Messrs. Cook and Saman to further bring the compensation and benefits payable to these named executives in line with those of comparable public companies. Pursuant to the terms of these agreements:

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If we terminate the executive’s employment without “cause” or the executive terminates employment for “good reason” (each as defined in the Severance and Change in Control Agreements), then (1) we will pay the executive a lump sum amount equal to twelve months of the executive’s monthly base salary, provided that the executive has executed an effective general release and waiver of claims in favor of us and our affiliates (“Effective Release”), (2) the executive will be entitled to continue in our group medical insurance and group dental insurance under the continuation coverage provisions of COBRA for a period of twelve months following termination of employment, or, if shorter, the period of time during which the executive and his dependents remain eligible for coverage under COBRA, and (3) executive’s stock awards that would have otherwise vested over the next twelve months will become vested, provided that the executive has given us an Effective Release.

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If a “change in control” (as defined in the Severance and Change in Control Agreements) occurs and within the three month period before and eighteen month period after the “change in control,” we terminate the executive’s employment without “cause” (other than for death or disability) or the executive terminates his employment for “good reason” (other than for death or disability), then if the executive has given us an Effective Release, the executive will receive the following: (1) a lump sum payment of his earned but unpaid base salary, (2) on the sixtieth day following the “termination of employment,” a lump sum payment in an amount equal to eighteen months of the executive’s “monthly base salary”, (3) continued participation in our group medical insurance and group dental insurance under the continuation coverage provisions of COBRA for a period of eighteen months following termination of employment, or, if shorter, the period of time during which the executive and his dependents remain eligible for coverage under COBRA, (4) an amount equal to 150% of (i) the executive’s target bonus for the fiscal year in which the date of termination occurs, or (ii) in the event that the executive’s target bonus for such fiscal year has yet to be established, the executive’s target bonus for the fiscal year prior to the fiscal year in which the date of termination occurs, in either case payable in a lump sum payment on the sixtieth day following the date of termination, and (5) all outstanding equity awards of sTec held by the executive on the date of termination that have not yet vested will immediately become fully vested and exercisable.

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Additionally, each executive will be eligible to receive a retention bonus equal to the sum of eighteen months of his base salary and 150% of his 2013 target bonus if he remains continuously employed by us from the Effective Date until the applicable time of vesting. We believe the retention bonuses are necessary to retain our executive talent while the Company assesses its challenges and opportunities and then identifies and implements its future strategy. The retention bonus will vest as follows: 50% will vest after nine months from the Effective Date and the remaining 50% will vest after eighteen months from the Effective Date. If the Company terminates the executive’s employment “without cause” or the executive terminates employment for “good reason,” in either case prior to the time that some or all of the retention bonus has vested, then the entire unpaid portion of the retention bonus shall be deemed vested as of the date of termination and paid to the executive. If the executive’s employment with us terminates for any other reason prior to the time that some or all of the retention bonus has vested, then any remaining unpaid portion of the retention bonus shall be forfeited.

2000 Stock Incentive Plan. Under our 2000 Stock Incentive Plan, the Compensation Committee may accelerate vesting of outstanding equity awards in the event of a “corporate transaction,” “change in control” or “hostile take-over” (each, as defined in the 2000 Stock Incentive Plan). In addition, our Compensation Committee had the discretion to structure one or more awards under the 2000 Stock Incentive Plan so that those awards will immediately vest in connection with our change of control or in the event the individual’s service with us is terminated (actually or constructively) within a designated period following our change of control, or in connection with the successful completion of a hostile take-over or in the event the individual’s service with us is terminated (actually or constructively) within a designated period following the completion of such hostile take-over. Addendums to certain outstanding stock options (issued pursuant to our 2000 Stock Incentive Plan) held by the named executive officers provide that such stock options will immediately vest if such named executive officer experiences an “involuntary termination” (as defined in the 2000 Stock Incentive Plan) within eighteen (18) months following a “corporate transaction,” “change in control” or “hostile take-over.” For additional information, see “Potential Payments Upon Termination or Change in Control.”

2010 Incentive Award Plan. Awards granted to our employees under our 2010 Incentive Award Plan will immediately vest and become exercisable in the event of a “change in control” (as defined in the 2010 Incentive Award Plan) in the event that they are not assumed or substituted by the successor corporation (or a parent or subsidiary thereof). In the event awards are assumed or substituted by the successor corporation (or a parent or subsidiary thereof) and the employee experiences a “termination of service” (as defined in the 2010 Incentive Award Plan) by reason of (i) discharge from employment with the Company or an affiliate (or the successor corporation in such change in control, or the parent of such successor corporation, or a subsidiary of such successor corporation or the parent thereof) without “cause” (as defined in the 2010 Incentive Award Plan), (ii) resignation from employment with the Company or an affiliate (or the successor corporation in such change in control, or the parent of such successor corporation, or a subsidiary of such successor corporation or the parent thereof) by the employee for “good reason” (as defined in the 2010 Incentive Award Plan) or (iii) death or disability of the employee within eighteen (18) months following the change in control, such awards will immediately vest and become exercisable.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation, whether payable in cash or stock, exceeds $1.0 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based compensation. Salaries for our executive officers do not qualify as performance-based compensation. Non-performance-based compensation paid to our executive officers for 2012 did not exceed the $1.0 million limit per officer, and the Compensation Committee does not anticipate that any non-performance-based compensation payable in cash to the executive officers for 2013 will exceed that limit. Accordingly, the Compensation Committee has decided not to take any action at this time to limit or restructure the elements of cash compensation payable to our executive officers but will reconsider this decision should the individual non-performance-based cash compensation of any executive officer approach the $1.0 million level. Our 2000 Stock Incentive Plan and 2010 Incentive Award Plan have been structured so that any compensation deemed paid by us in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date should qualify as performance-based compensation that will not be subject to the $1.0 million limitation on deductibility provided that the option grants are approved by a committee comprised exclusively of two or more “outside directors” as required by Section 162(m). Our Executive Cash Incentive Plan has also been structured so that incentive bonuses awarded under such plan should qualify as performance-based compensation within the meaning of Section 162(m). However, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and related regulations, and the fact that such regulations and interpretations may change from time to time (with potentially retroactive effect), no assurance can be given that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact do so.

Section 409A of the Internal Revenue Code. Section 409A of the Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A of the IRC.

Accounting for Stock-Based Compensation. We follow Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718, for our stock-based compensation awards. ASC 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of stock options, restricted stock, restricted stock units and other equity-based awards under our equity incentive award plans will be accounted for under ASC 718. Our Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Internal Revenue Code Section 280G. Section 280G of the Internal Revenue Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change in control. In addition, Section 4999 of the Internal Revenue Code imposes a 20 percent penalty on the individual receiving the excess payment. Parachute payments are compensation that is linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity- based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G based on the executive’s prior compensation. In approving the compensation arrangements for our named executive officers, the Compensation Committee considers all elements of the cost to sTec of providing such compensation, including the potential impact of Section 280G. However, the Compensation Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G and the imposition of excise taxes under Section 4999 when it believes that such arrangements are appropriate to attract and retain executive talent.

Summary Compensation Table

The following table sets forth certain summary information concerning the compensation earned by our chief executive officer, chief financial officer and our other most highly compensated executive officers for services rendered in all capacities to us and our subsidiaries for the fiscal years ended December 31, 2012, 2011 and 2010:

Name and Principal Position	Year	Salary ($)	Bonus ($) (4)	Stock Awards ($) (5)	Option Awards ($) (5)	Non-Equity Incentive Plan Compensation ($) (6)	All Other Compensation ($) (7)	Total ($)
Mark Moshayedi	2012	$443,667	—	—	$760,650	—	$70,038	$1,274,355
President and Chief Executive Officer (1)	2011	$470,000	—	—	$896,000	—	$67,954	$1,433,954
	2010	$455,000	—	—	$736,000	$437,938	$73,476	$1,702,414

Raymond D. Cook	2012	$366,826	$75,000	$522,200	—	—	$12,500	$976,526
Executive Vice-President and Chief Financial Officer (2)	2011	$340,000	$50,000	$273,800	$268,800	—	$12,250	$944,850
	2010	$325,000	—	—	$736,000	$320,938	$12,578	$1,394,516

Robert M. Saman	2012	$340,000	$75,000	$335,700	—	—	$12,500	$763,200
Chief Legal Officer, General Counsel and Secretary	2011	$260,000	$75,000	$177,600	$179,200	—	$11,333	$703,133
	2010	$102,500	$17,345	$396,480	$186,200	—	$5,242	$707,767

Manouch Moshayedi	2012	$485,833	—	—	$1,590,450	—	$63,644	$2,139,927
Former Chief Executive Officer (3)	2011	$530,000	—	—	$1,568,000	—	$64,644	$2,162,644
	2010	$515,000	—	—	$1,472,000	$762,870	$73,574	$2,823,444

(1)	Mark Moshayedi was elected to the position of President and Chief Executive Officer, effective September 18, 2012, from his previous position of President, Chief Operating Officer and Chief Technical Officer. On November 29, 2012, the Compensation Committee approved the voluntary offer by Mr. Moshayedi to reduce his annual base salary to $1.00, effective December 1, 2012. Such reduction is reflected in the “Salary” column for 2012.
(2)	Raymond Cook received a payment of $16,826 in connection with the cash out of accrued paid time off. The value of such benefit is included in the “Salary” column for 2012.
(3)	Effective September 18, 2012, Manouch Moshayedi stepped down from all executive officer positions, assuming the title of Founder and continuing to serve as a member of the Board. On November 29, 2012, the Compensation Committee approved the voluntary offer by Mr. Moshayedi to reduce his annual base salary to $1.00, effective December 1, 2012. Such reduction is reflected in the “Salary” column for 2012.
(4)	In February 2013 the Compensation Committee awarded discretionary bonuses to Messrs. Cook and Saman in the amount of $75,000 each for their contributions to our business during 2012. See “Compensation Discussion and Analysis—Certain Special 2012 ECIP” section above for further details. In February 2012 the Compensation Committee awarded discretionary bonuses to Messrs. Cook and Saman in the amounts of $50,000 and $75,000, respectively for their contributions to our business during 2011.
(5)	The amounts shown represent the grant date fair value of the restricted stock unit and option awards computed in accordance with FASB ASC 718. The assumptions used to calculate the grant date fair value of stock options are set forth in Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 14, 2013.
(6)	No cash awards were earned under the Executive Cash Incentive Plan for services rendered during 2011 and 2012.
(7)	Amounts in this column for 2012 are detailed in the “All Other Compensation Table” below.

All Other Compensation Table

Name	Year	401(k) Matching Contribution	Car Allowance	Company Paid Life Insurance Premiums	Total All Other Compensation
Mark Moshayedi	2012	$12,500	$13,750	$43,788	$70,038
Raymond D. Cook	2012	$12,500	—	—	$12,500
Robert M. Saman	2012	$12,500	—	—	$12,500
Manouch Moshayedi	2012	$12,500	$13,750	$37,394	$63,644

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers during the year ended December 31, 2012:

Name	Grant Date	Estimated Possible Payments Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
		Threshold ($)	Target ($)	Maximum ($)
Mark Moshayedi		$157,300	$314,600	$629,200
	5/11/2012					165,000	$7.46	$760,650

Raymond D. Cook		$122,500	$245,000	$490,000
	5/11/2012				70,000			$522,200

Robert M. Saman		$85,000	$170,000	$340,000
	5/11/2012				45,000	—		$335,700

Manouch Moshayedi		$265,000	$530,000	$1,060,000
	5/11/2012					345,000	$7.46	$1,590,450

(1)	The amounts shown reflect the 2012 bonus opportunities under our Executive Cash Incentive Plan. For 2012, Mr. Mark Moshayedi’s target bonus opportunity was 65% of his base salary, Mr. Cook’s target bonus opportunity was 70% of his base salary, Mr. Saman’s target bonus opportunity was 50% of his base salary, and Mr. Manouch Moshayedi’s target bonus opportunity was 100% of his base salary. Plan funding upon achievement of both Company performance objectives at the threshold level is set at 50% of target bonus and increases to 200% of target bonus at maximum performance. Revenue and non-GAAP earnings per share were used as sTec’s company performance objectives. The Compensation Committee established the threshold performance levels for the Company objectives at 85% of the target performance levels, with maximum performance levels set at 120% of the target performance levels. No cash awards were earned under the Executive Cash Incentive Plan for services rendered during 2012, as further described in the “Compensation Discussion and Analysis” section of this Proxy Statement.
(2)	These equity awards were granted under the 2010 Incentive Award Plan. Each award vests in four equal annual installments over the 4-year period measured from the grant date.
(3)	The dollar value of the restricted stock units and options shown represents the grant date fair value as prescribed under FASB ASC 718. The assumptions used to calculate the value of stock options are set forth in Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 14, 2013.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding equity awards for each of our named executive officers as of December 31, 2012:

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($) (2)
Mark Moshayedi	5/11/2012	—	165,000		$7.46		5/10/2022
	5/13/2011	25,000	75,000		$14.80		5/12/2021
	5/28/2010	50,000	50,000		$12.08		5/27/2020
	5/14/2009	0	6,451		$15.50	(3)	5/13/2014
	5/14/2009	56,250	12,299		$14.09		5/13/2019
	5/7/2008	25,509	—		$11.76	(4)	5/6/2013
	5/7/2008	11,991	—		$10.69		5/6/2018

Raymond D. Cook	5/11/2012	—	—		—		—	70,000	(7)	$345,100
	5/13/2011	—	—		—		—	13,875	(7)	$68,404
	5/13/2011	7,500	22,500		$14.80		5/12/2021
	5/28/2010	50,000	50,000		$12.08		5/27/2020
	5/14/2009	37,500	12,500		$14.09		5/13/2019
	11/14/2008	37,500	—		$3.52	(5)	11/13/2018

Robert M. Saman	5/11/2012	—	—		—		—	45,000	(7)	$221,850
	5/13/2011	5,000	15,000		$14.80		5/12/2021
	5/13/2011	—	—		—		—	9,000	(7)	$44,370
	11/19/2010	—	—		—		—	2,750	(7)	$13,558
	7/30/2010	10,000	10,000	(6)	$15.60		7/26/2020
	7/30/2010	—	—		—		—	10,000	(6)	$49,300

Manouch Moshayedi	5/11/2012	—	345,000		$7.46		5/10/2022
	5/13/2011	43,750	131,250		$14.80		5/12/2021
	5/28/2010	100,000	100,000		$12.08		5/27/2020
	5/14/2009	0	6,451		$15.50	(3)	5/13/2014
	5/14/2009	112,500	31,049		$14.09		5/13/2019
	5/7/2008	25,509	—		$11.76	(4)	5/6/2013
	5/7/2008	49,491	—		$10.69		5/6/2018

(1)	Unless otherwise noted, each of these options vest and become exercisable in four equal annual installments over the 4-year period measured from the grant date.
(2)	In accordance with the rules of the SEC, the market values represent the product of the number of restricted shares that have not vested as of December 31, 2012 and $4.93, which was the closing market price of sTec’s common stock on December 31, 2012. The reported amount does not necessarily reflect the value that may be realized by the individual because the awards vest over four years contingent upon continued employment, and the actual amount received upon sale of shares will depend upon the fair market value of our shares upon settlement of the awards.
(3)

Mr. Manouch Moshayedi and Mr. Mark Moshayedi were granted an aggregate of 150,000 and 75,000 stock options, respectively, on May 14, 2009. Under the 2000 Stock Incentive Plan and IRS rules, incentive stock options granted to a holder of 10% or more of an issuer’s common stock must have an exercise price per share not less than 110% of the fair market value per share of the common stock on the grant date and a term of not more than 5 years. Accordingly, the portion of the May 14, 2009 awards intended to be an incentive stock option granted to Messrs. Manouch and Mark Moshayedi, as beneficial holders of 10% or more of sTec’s common stock, have an exercise price of $15.50 per share, equal to 110% of the fair market value of sTec’s common stock on the grant date.
(4)	Mr. Manouch Moshayedi and Mr. Mark Moshayedi were granted an aggregate of 100,000 and 50,000 stock options, respectively, on May 7, 2008. Under the 2000 Stock Incentive Plan and IRS rules, incentive stock options granted to a holder of 10% or more of an issuer’s common stock must have an exercise price per share not less than 110% of the fair market value per share of the common stock on the grant date and a term of not more than 5 years. Accordingly, the portion of the May 7, 2008 awards intended to be an incentive stock option granted to Messrs. Manouch and Mark Moshayedi, as beneficial holders of 10% or more of sTec’s common stock, have an exercise price of $11.76 per share, equal to 110% of the fair market value of sTec’s common stock on the grant date.
(5)	This option was granted on November 14, 2008 and vests and becomes exercisable in four equal annual installments on each of the first through fourth anniversaries of November 10, 2008, Mr. Cook’s employment commencement date.
(6)	The restricted stock and option awards granted to Mr. Saman on July 30, 2010 were in connection with him joining sTec as Corporate Counsel. The restricted stock and option awards were granted under the 2010 Incentive Award Plan. Each of the restricted stock and option awards vest in four equal annual installments on each anniversary of July 26, 2012, Mr. Saman’s employment commencement date.
(7)	These restricted stock units vest in four equal annual installments over the 4-year period measured from the grant date.

Option Exercises and Stock Vested For Fiscal Year 2012

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Mark Moshayedi	—	—	—	—
Raymond D. Cook	—	—	4,625	$34,503
Robert M. Saman	—	—	9,375	$66,259
Manouch Moshayedi	—	—	—	—

(1)	Represents the aggregate of the difference between the market price of sTec’s common stock at exercise and the exercise price of the option for each share acquired upon exercise. No options were exercised in 2012 by sTec’s named executive officers.
(2)	The market values of restricted stock units were calculated by multiplying the number of shares vested by the closing price of our Common Stock on the applicable vesting date.

Potential Payments Upon Termination or Change-in-Control

In 2008, we entered into severance and change in control agreements with Messrs. Manouch and Mark Moshayedi and Cook. In February 2010, we terminated the 2008 severance and change in control agreements and entered into new severance and change in control agreements with these named executive officers. In March 2011, we amended and restated the foregoing severance and change in control agreements and also entered into a new severance and change in control agreement with Mr. Saman (collectively, the “Severance and Change in Control Agreements”). In November 2012, we amended the severance and change in control agreements with Messrs. Manouch and Mark Moshayedi to clarify that the annual base salary for purposes of such agreements would be the greater of their respective annual base salary in effect as of November 30, 2012 or their respective current annual base salary; specifically, their voluntary offer to reduce their annual base salaries to $1.00, effective December 1, 2012, would not negatively affect their severance and change in control agreements. We further amended the severance and change in control agreements for Messrs. Cook and Saman in March of 2013

(the “2013 Severance and Change in Control Agreements”). The following discussion and tables do not contemplate payments that could be made pursuant to the 2013 Severance and Change in Control Agreements as such agreements were not in effect as of the end of the fiscal year. For a discussion of the benefits payable pursuant to the 2013 Severance and Change in Control Agreements, see the section above titled “Severance and Change in Control Agreements.”

The Severance and Change in Control Agreements provide for an initial four (4) year term and are subject to automatic one-year extensions unless the Company gives notice of its intent not to renew at least sixty (60) days prior to the expiration of the then-current term. Under the Severance and Change in Control Agreements, if we terminate the employment of any of these named executive officers without “cause” or if the executive terminates his employment for “good reason”, in exchange for a general release and waiver of claims against sTec, we will provide him:

•	a cash lump sum payment equal to eighteen (18) months (or, in the case of Messrs. Cook and Saman, twelve (12) months) of his then-current annual base salary;

•

continuation of group medical and group dental plan coverage for eighteen (18) months (or, in the case of Messrs. Cook and Saman, twelve (12) months) after the termination date as well as certain Company-paid COBRA benefits; and

•

solely with respect to Messrs. Manouch and Mark Moshayedi, a cash lump sum payment equal to the sum of (i) eighteen (18) months of payments under sTec’s automobile allowance/reimbursement policy and (ii) eighteen (18) months of premium payments for any term life insurance maintained, or paid for, by sTec.

These amounts will also be paid upon a termination without “cause” or for “good reason” within eighteen (18) months following a “change in control”. In addition, upon a termination without “cause” or for “good reason” within eighteen (18) months following a “change in control,” the executive officer will be entitled to (i) a lump sum payment of his target annual bonus (or, if a target bonus has yet to be established for the fiscal year in which the termination occurs, the executive’s target bonus for the prior fiscal year); and (ii) accelerated vesting of all unvested and unexercised stock options and/or restricted stock units held by him on the termination date, regardless of whether the successor corporation assumes the awards or replaces the awards with a qualifying cash incentive program.

The Severance and Change in Control Agreements provide the following definitions for “cause”, “good reason” and “change in control”:

•

“cause” is generally defined as (a) committing any felony or any other crime involving dishonesty; (b) failing to perform reasonably assigned lawful duties or to comply with a lawful instruction of the Board; (c) performing the executive’s duties to us with dishonesty, willful misconduct, or gross negligence in the performance of his duties for us; (d) substantial or material failure or refusal to perform or comply with our policies, procedures, or practices; or (e) using or disclosing confidential information or our (or our subsidiaries’) trade secrets without proper authorization.

•

“good reason” is generally defined as: (a) any material breach of the Severance and Change in Control Agreement by sTec; (b) the failure by us to assign the Severance and Change in Control Agreement to a successor to sTec, or the failure of a successor to sTec to explicitly assume and agree to be bound by the Severance and Change in Control Agreement; (c) our requiring the executive to be based at any office or location more than thirty (30) miles from our offices in Santa Ana, California, except for reasonably required travel which is not materially greater than such travel generally required of such executive prior to the date of execution of the respective Severance and Change in Control Agreement; (d) a material diminution or other substantive adverse change, not consented by the executive, in the nature or scope of the executive’s responsibilities, authorities, powers, functions or duties; including a reduction in the executive’s position or title; (e) the Board’s directive for the executive to engage in unlawful conduct; or (f) a material reduction in the executive’s base salary.

•

“change in control” is generally defined as: (a) any person other than a subsidiary or any employee benefit plan (or any related trust) of sTec becomes the beneficial owner of at least fifty percent (50%) or more of our common stock or of securities of sTec that are entitled to vote generally in the election of our directors representing fifty percent (50%) or more of the combined voting power of all voting securities of sTec; (b) certain changes, within a period of twelve (12) months or less, in the majority of the membership of our Board; or (c) approval by our shareholders of either: (i) a merger, reorganization, or consolidation with respect to which the individuals and entities who were the respective beneficial owners of our shares of voting common stock immediately before such transaction do not, after such transaction, beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, our common stock and the combined voting power of the voting securities of the corporation resulting from such transaction in substantially the same proportion as their ownership immediately before such transaction, or (ii) the sale or other disposition of all or substantially all of our assets. In addition, the events and transactions described in (a) through (c) will be considered a “change in control” only if the event or transaction is a “change of control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) with respect to the affected executive.

The Severance and Change in Control Agreements also provide that in the event any payment or benefit received by the executive officer under the Severance and Change in Control Agreements is subject to excise tax imposed by Internal Revenue Code Section 4999 (which results in a corresponding loss of a tax deduction for sTec pursuant to Internal Revenue Code Section 280G), the payments and benefits to which he is entitled will be reduced so that no portion will be subject to such tax, but only if, on an after-tax basis, he retains a greater amount by reducing the payments and benefits.

In addition, the executive will be entitled to receive all salary and vacation pay accrued but unpaid through his termination date in one lump sum payment, regardless of the reason for his termination.

2000 Stock Incentive Plan Awards

In March 2009, the Compensation Committee approved addendums to certain outstanding stock options (issued pursuant to our 2000 Stock Incentive Plan) held by Messrs. Manouch and Mark Moshayedi and Mr. Cook so that such stock options will immediately vest if such named executive officer experiences an “involuntary termination” within eighteen (18) months following a “corporate transaction,” “change in control” or “hostile take-over” (each, as defined in our 2000 Stock Incentive Plan). In the event of such immediate vesting, the stock option will remain exercisable until the earlier of the stock option expiration date or one year from the date of the named executive officer’s involuntary termination of service.

Summary of Potential Payments

The table below summarizes the payments that would be made to our named executive officers upon the occurrence of the qualifying termination of employment events shown in the table below, assuming that each named executive officer’s termination of employment with our company occurred on December 31, 2012. Amounts shown do not include (i) accrued but unpaid salary through the date of termination, and (ii) other benefits earned or accrued by the named executive officer during his employment that are available to all salaried employees, such as accrued vacation.

Name	Benefit	Death	Disability	Termination without Cause or for Good Reason	Termination within 18 Months Following Change in Control
Mark Moshayedi	Cash Severance (1)	—	—	$726,000	$1,040,600
	Health & Welfare Benefits (2)	—	—	$33,853	$33,853
	Perquisites (3)	—	—	$83,556	$88,182
	Equity Acceleration (4)	—	—	—	$0
	Life Insurance Proceeds (5)	$3,000,000	—	—	—

	Total	$3,000,000	$0	$843,409	$1,162,635

Raymond Cook	Cash Severance (1)	—	—	$350,000	$595,000
	Health & Welfare Benefits (2)	—	—	$22,569	$22,569
	Equity Acceleration (4)	—	—	—	$413,504

	Total	$0	$0	$372,569	$1,031,073

Robert M. Saman	Cash Severance (1)	—	—	$340,000	$510,000
	Health & Welfare Benefits (2)	—	—	$22,569	$22,569
	Equity Acceleration (4)	—	—	—	$329,078

	Total	$0	$0	$362,569	$861,647

Manouch Moshayedi	Cash Severance (1)	—	—	$795,000	$1,325,000
	Health & Welfare Benefits (2)	—	—	$33,853	$33,853
	Perquisites (3)	—	—	$78,591	$78,591
	Equity Acceleration (4)	—	—	—	$0
	Life Insurance Proceeds (5)	$3,000,000	—	—	—

	Total	$3,000,000	$0	$907,444	$1,437,444

(1)	Amounts represent the lump sum payment of eighteen (18) months’ (Messrs. Manouch and Mark Moshayedi) or twelve (12) months’ (Messrs. Cook and Saman) base salary, as provided under the executive’s applicable Severance and Change in Control Agreement and, in the case of a termination within 18 months following a change in control, an additional lump sum payment equal to the executive’s target annual bonus for 2012.
(2)	Represents the aggregate value of the continuation of group medical and group dental plan coverage for the payout period (eighteen (18) months for Messrs. Manouch and Mark Moshayedi and twelve (12) months for Messrs. Cook and Saman), based on the executive’s health insurance coverage as of December 31, 2012.
(3)	Represents a lump sum cash payment to Messrs. Manouch and Mark Moshayedi in an amount equal to eighteen (18) months of car allowance payments under our automobile allowance/reimbursement policy ($22,500 each of Messrs. Manouch and Mark Moshayedi), plus a lump sum cash payment equal to eighteen (18) months of premium payments ($56,091 and $65,682 for Messrs. Manouch and Mark Moshayedi, respectively) for term life insurance maintained by our company for the benefit of each of Messrs. Manouch and Mark Moshayedi.
(4)

Amounts represent the sum of the values of outstanding unvested stock options and unvested restricted stock units, as applicable, held by each executive. The value of accelerated stock options that have per share exercise prices below the closing price of our common stock on December 31, 2012 ($4.93) is calculated by multiplying (x) the number of unvested stock options by (y) the difference between the closing price of our common stock on December 31, 2012 ($4.93) and the per share exercise price of the stock option. The value of accelerated restricted stock units is calculated by multiplying (x) the number of outstanding unvested restricted stock units by (y) the closing price of our common stock on December 31, 2012 ($4.93).
(5)	Represents the life insurance proceeds payable under the executive’s life insurance policy upon a termination due to death.

Equity Compensation Plan Information

The following table provides information as of December 31, 2012 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)		(c)
Equity Compensation Plans Approved by Shareholders (1)	8,121,580	(2)	$12.38	(3)	1,815,017	(4)
Equity Compensation Plans Not Approved by Shareholders	—		—		—

Total	8,121,580		$12.38		1,815,017

(1)	Consists of the 2000 Stock Incentive Plan and the 2010 Incentive Award Plan.
(2)	Represents 5,867,940 shares to be issued upon exercise of outstanding options and a total of 2,253,640 shares of common stock subject to outstanding non-vested restricted stock units.
(3)	Represents the weighted-average exercise price of outstanding options and is calculated without taking into account the 2,253,640 shares of common stock subject to outstanding non-vested restricted stock units that become issuable as those units vest, without any cash consideration or other payment required for such shares.
(4)	Consists of shares that were available for future issuance under the 2010 Incentive Award Plan as of December 31, 2012.

COMPENSATION COMMITTEE REPORT

The information contained in this Compensation Committee Report is not to be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor is such information to be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that STec, Inc. specifically incorporates it by reference in such filing.

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on that review and discussions, the Compensation Committee recommended to the Board of the Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for its 2013 Annual Meeting of Shareholders and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Submitted by the Compensation Committee of

the Board of Directors,

F. Michael Ball, Chair

Rajat Bahri

Kevin C. Daly, Ph.D.

Matthew L. Witte

AUDIT MATTERS

Audit Committee Report

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that sTec, Inc. specifically incorporates it by reference in such filing.

The Audit Committee of sTec’s Board of Directors is composed of four members and acts under a written charter that has been approved by the Board of Directors. The members of the Audit Committee are independent directors, based upon standards set forth in applicable laws, rules, and regulations.

Review and Discussions with Management

The Audit Committee has reviewed and discussed sTec’s audited financial statements with management. Management is responsible for the financial reporting process, the system of internal controls, including internal control over financial reporting, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. sTec’s independent registered public accounting firm, Ernst & Young LLP (“EY”), is responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes and procedures. The Audit Committee relies, without independent verification, on the information provided by and on the representations made by management regarding the effectiveness of internal control over financial reporting, that the financial statements have been prepared with integrity and objectivity and that such financial statements have been prepared in conformity with U.S. generally accepted accounting principles generally accepted in the . The Audit Committee also relies on the reports of the independent registered public accounting firm on the consolidated financial statements and the effectiveness of internal control over financial reporting.

Review and Discussions with Independent Registered Public Accounting Firm

The Audit Committee has received from, and discussed with EY various communications that the independent registered public accounting firm is required to provide to the Audit Committee, pursuant to applicable auditing standards, as adopted by the Public Company Accounting Oversight Board (“PCAOB”).

The Audit Committee has also received the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s independence as required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence and has discussed with EY its independence.

Conclusion

Based on its review and discussions with management and EY, the Audit Committee recommended to the Company’s Board of Directors that sTec’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Submitted by the Audit Committee of

the Board of Directors,

Rajat Bahri, Chair

F. Michael Ball

Kevin C. Daly, Ph.D.

Matthew L. Witte

Accountant Fees and Services

During the fiscal years ended December 31, 2012 and 2011, PricewaterhouseCoopers LLP (“PwC”) provided various audit, audit related and non-audit services to us until their resignation in September 2012; thereafter, sTec engaged Ernst & Young LLP (“EY”). The fees billed for services provided by EY and PwC are as follows:

Fee Category	Fiscal Year EY 2012 Fees (5)	Fiscal Year PwC 2012 Fees	Fiscal Year EY 2011 Fees	Fiscal Year PwC 2011 Fees
Audit Fees (1)	$1,435,000	$262,000	$0	$844,000
Audit-Related Fees (2)	$14,000	$0	$0	$25,000
Tax Fees (3)	$736,000	$0	$1,388,000	$0
All Other Fees (4)	$2,000	$78,000	$0	$0

Total Fees	$2,187,000	$340,000	$1,388,000	$869,000

(1)	Represents the aggregate fees billed for the audit of our annual financial statements and internal control over financial reporting, review of our interim quarterly financial statements, and other professional services provided in connection with statutory and regulatory filings or engagements.
(2)	Represents the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not reported under “Audit Fees” above. For 2012, these fees related to the review of incentive grant reimbursement submissions to foreign governmental agencies. For 2011, these fees related to the review of incentive grant reimbursement submissions to foreign governmental agencies.
(3)	Represents the aggregate fees billed for tax compliance, tax advice, and tax planning services.
(4)	Represents all other fees billed by sTec’s independent registered public accounting firm. The EY fees are for the use of EY’s online accounting research tool. The PwC fees relate primarily to the review of our eXtensible Business Reporting Language interactive data exhibits, successor auditor review costs, and other legal compliance matters.
(5)	sTec retained EY in September 2012 as its independent registered public accounting firm.

Our Audit Committee has considered whether provision of the above services other than audit services is compatible with maintaining the independent registered public accounting firm’s independence and has determined that such services have not adversely affected EY’s independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is specific to the particular service or category of services and is generally subject to a specific budget. In addition, the Audit Committee has delegated pre-approval authority to its Chairman who, in turn, must report any pre-approval decisions to the Audit Committee at its next scheduled regular meeting. Our independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by our independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. All of the 2012 and 2011 services described above were pre-approved in accordance with this policy.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures with Respect to Related Person Transactions

Our Audit Committee Charter requires that members of the Audit Committee, all of whom are independent directors, review and approve all related-party transactions as defined in applicable SEC rules. Our Code of Business Conduct and Ethics, which applies to all of our directors, officers and employees, discourages related-party transactions. In the event of a related-party transaction involving our directors or officers, the nature of the related-party transaction must be fully disclosed to, and approved by, the Audit Committee in advance. In addition, under our Code of Business Conduct and Ethics, directors, officers and employees are expected to avoid any activity or personal interest that creates or appears to create a conflict between such person’s interests and the interests of sTec. Directors and executive officers are required to disclose to our Board, Audit Committee and/or the Nominating and Corporate Governance Committee, as appropriate, for pre-approval any activity or personal interest that creates or appears to create a conflict with the interests of sTec. Our Board, Audit Committee and/or the Nominating and Corporate Governance Committee, as appropriate, will determine an appropriate resolution on a case-by-case basis. All directors must recuse themselves from any decision affecting their personal, business or professional interests.

Related Persons Transactions

MDC (Leased Facilities)

Messrs. Manouch and Mark Moshayedi each have a one-third ownership interest in MDC Land Corporation and MDC Land LLC (collectively “MDC”), both of which are privately-held entities. In addition, each of Messrs. Manouch and Mark Moshayedi is a director, executive officer and/or manager of each of these companies. MDC has no operations other than leasing transactions with sTec.

sTec leases from MDC two facilities of approximately 24,500 and 48,600 square feet in Santa Ana, California, which serve as our corporate headquarters. In addition to the executive offices, these facilities also contain the offices of engineering, administrative, and sales and marketing personnel.

The operating leases with MDC for the 24,500 and 48,600 square feet facilities expire in July 2017. The monthly base rent for each facility during 2012 was approximately $21,000 and $36,000 per month, respectively. For the remainder of the leases, base rent shall be adjusted every two years based on changes in the Consumer Price Index. For fiscal year 2012, taking into account the monthly base rent for each facility, the total lease payments amounted to approximately $683,000. In addition, as previously disclosed in sTec’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2012, approximately $374,000 was reimbursed to MDC per the terms of the lease agreements for property taxes and capital improvements to the two facilities incurred over the previous four years. Taking into account both of these amounts, the total aggregate value of the lease transaction for fiscal year 2012 amounted to approximately $1,057,000.

The following table below states for fiscal year 2013 through the end of the respective lease terms, the aggregate amount of all periodic payments made or due to MDC, including any required or optional payments due during or at the conclusion of the respective leases:

Period	Approximate Aggregate Payments Made or Due(1)
Fiscal 2013	$683,000
Fiscal 2014	$683,000
Fiscal 2015	$683,000
Fiscal 2016	$683,000
January through July 2017	$399,000

(1)	Assumes no base rent adjustments based on changes in the Consumer Price Index.

sTec believes these leases with MDC are on terms no less favorable to us than could be obtained from an unaffiliated third party.

Technology Advisory Board Membership

Pursuant to a Technology Advisory Board Member Engagement Letter dated April 30, 2012 (the “Advisory Agreement”), Dr. Baratz, a director nominee of sTec, has been providing certain strategic advisory services to sTec related to strategic planning, strategic business development, sales and marketing, channel development and management, key employee referrals and new product introductions. Under the Advisory Agreement, Dr. Baratz was entitled to fees of $60,000 per year in cash paid on a quarterly basis (of which he has been paid $55,000 prior to the termination of the Advisory Agreement) and a stock option award to purchase 15,000 shares of sTec common stock, which would vest in four equal annual installments, with the first installment having vested on April 30, 2013. Using a Black-Scholes model to value the option, the option was valued at $74,550 as of the date of grant, with $18,637.50 of value vesting on April 30, 2013, 2014, 2015 and 2016, respectively, provided that Dr. Baratz continued to provide services to sTec through each such vesting date. Under NASDAQ rules, the total compensation value accepted by Dr. Baratz under the Advisory Agreement over the last year totaled $129,550, or just $9,550 over the $120,000 NASDAQ threshold for director independence. The assumptions underlying the valuation of the option are disclosed in Note 10 – “Stock Option Plan” to the Consolidated Financial Statements included in sTec’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012. The Advisory Agreement was terminated prior to Dr. Baratz consenting to being named in this Proxy Statement as a nominee for election as a director. The termination of the Advisory Agreement resulted in the immediate cancellation of the remaining three years of vesting under the stock option grant. Therefore, Dr. Baratz effectively earned and actually received only $73,637.50 of compensatory value under the Advisory Agreement.

SHAREHOLDER PROPOSALS

Requirements for Shareholder Proposals to Be Considered for Inclusion in the Company’s Proxy Materials. Shareholder proposals to be made at our 2014 Annual Meeting must be received by our Corporate Secretary at sTec, Inc., 3001 Daimler Street, Santa Ana, California 92705-5812, not later than January [—], 2014, which is 120 calendar days prior to the anniversary of the mailing date for this year’s proxy materials, in order to be eligible for inclusion in our Proxy Statement and form of proxy relating to that meeting pursuant to Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials. All shareholder proposals must be in compliance with our Bylaws and applicable laws and regulations in order to be considered for possible inclusion in the Proxy Statement and form of proxy for the 2014 Annual Meeting.

Our Bylaws require that notice of shareholder proposals to be made at the 2014 Annual Meeting outside the processes of Rule 14a-8 under the Exchange Act be submitted to us in accordance with the requirements of the Bylaws no earlier than March [—], 2014, 120 days prior to the anniversary date of the 2013 Annual Meeting, or later than April [—], 2014, 90 days prior to the anniversary date of the 2013 Annual Meeting, provided that, in the event that the 2014 Annual Meeting is called for a date that is earlier than June [—], 2014 (30 days before the anniversary date of the 2013 Annual Meeting) or later than July [—], 2014 (60 days after the anniversary date of the 2013 Annual Meeting), notice of shareholder proposals and director nominations, to be timely, must be received not later 90 days prior to the 2014 Annual Meeting or, if later, within 10 days following the day on which public disclosure of the date of the 2014 Annual Meeting was first made.

Pursuant to our Bylaws, notice of shareholder proposals must be in proper written form, setting forth, as to each matter the shareholder proposes to bring before the annual meeting, the following:

•

A brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting, and the text of the proposal or business to brought at the annual meeting;

•	The name and record address of such shareholder;

•	Full disclosure of all ownership, derivative, economic and voting interests, hedges and economic incentives held by the shareholder proponent;

•

A description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal and any material interest of such shareholder therein; and

•

Any other information relating to such item of business that would be required to be disclosed in a Proxy Statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the annual meeting pursuant to Section 14(a) of the Exchange Act.

Similarly, shareholder nominations for director must set forth the following in writing:

•

As to each proposed nominee, all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including, but not limited to, the person’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected; and

•	As to the shareholder making the nomination:

•	His or her name and record address;

•

The class or series and number of shares of our stock which are owned beneficially or of record by such shareholder including any shares that the shareholder has a right to acquire at any time in the future and their Synthetic Equity Position (as defined in our Bylaws);

•

A description of all arrangements or understandings between the shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nominations are to be made by the shareholder; and

•	Any other information required to be disclosed in solicitations of proxies for the election of directors or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file an initial report of securities ownership on Form 3 and reports of changes in securities ownership on Form 4 or 5 with the SEC. Such executive officers, directors and 10% shareholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms received by us for fiscal year 2012 and written representations from certain reporting persons that no other reports were required for such persons, we believe that our executive officers, directors and 10% shareholders have complied with their reporting requirements under Section 16(a).

OTHER MATTERS

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by us under those statutes, the Compensation Committee Report and the Audit Committee Report are not deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes, except to the extent we specifically incorporate such reports by reference therein.

Our Annual Report to Shareholders, which consists of our Annual Report on Form 10-K for the year ended December 31, 2012 that was filed with the SEC on March 14, 2013 (the “2012 Form 10-K”), accompanies this Proxy Statement.

Shareholders may obtain a copy of the 2012 Form 10-K or any of its exhibits, and any of our other SEC reports, free of charge, from the SEC website at http://www.sec.gov, from the “Investor Relations” section of our website at http://www.sTec-inc.com, or by writing to Investor Relations, sTec, Inc., 3001 Daimler Street, Santa Ana, California 92705-5812. The 2012 Form 10-K and information contained on our website, other than this Proxy Statement and form of proxy, are not considered proxy solicitation materials and are not incorporated by reference herein.

Our Board knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies received will be voted in respect thereof in accordance with the recommendation of sTec’s Board. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

It is important that the proxies be returned promptly and that your shares be represented. You are urged to sign, date and promptly return the enclosed WHITE proxy card in the enclosed pre-addressed, pre-paid envelope, or to vote via the internet or telephone as instructed on the enclosed WHITE proxy card.

FORWARD LOOKING STATEMENTS

Certain statements in this Proxy Statement are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These forward-looking statements often can be, but are not always, identified by the use of words such as “anticipate,” “assume,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” and similar expressions, or the negative of such expressions. They include, but are not limited to: statements regarding our compensation programs. We base these forward-looking statements on our current expectations and projections about future events, our assumptions regarding these events and our knowledge of facts at the time the statements are made. These forward-looking statements are subject to various risks and uncertainties, including those described in our 2012 Annual Report on Form 10-K under the heading “Risk Factors” and in other filings we make from time to time with the SEC. Some of these risks and uncertainties may be outside our control and our actual results could differ materially from our projected results. We are not able to predict all of the factors that may affect future results. Forward-looking statements speak only as of the date of this Proxy Statement. Except as required by applicable laws or regulations, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

By Order of the Board of Directors,

Mark Moshayedi

President and Chief Executive Officer

Dated: May [—], 2013

Santa Ana, California

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE VOTE AS PROMPTLY AS POSSIBLE VIA THE INTERNET OR TELEPHONE AS INSTRUCTED IN THESE MATERIALS OR, IF THIS PROXY STATEMENT WAS MAILED TO YOU, BY COMPLETING, DATING AND SIGNING THE ENCLOSED WHITE PROXY CARD AND MAILING IT IN THE ACCOMPANYING POSTAGE PAID ENVELOPE.

APPENDIX A

STEC, INC.

2013 EXECUTIVE CASH INCENTIVE PLAN

1. Purposes of the Plan. The Plan is intended to increase shareholder value and the success of the Company by motivating key executives to perform to the best of their abilities by establishing a link between the achievement of the Company’s strategic goals and objectives to the key executives’ efforts in achieving such results, and to foster achievement of the Company’s corporate and key executive individual objectives. The Plan provides key executives with incentive awards based on the achievement of objectively determinable goals relating to Company financial performance and individual executive performance goals. The Plan is intended to permit the payment of compensation that would qualify as performance-based compensation under Code Section 162(m).

2. Definitions.

(a) “Award” means, with respect to each Participant, the award determined pursuant to Section 8(a) below for a Performance Period. Each Award is determined by a Payout Formula for a Performance Period, subject to the Committee’s authority under Section 8(a) to eliminate or reduce the Award otherwise payable.

(b) “Base Salary” means the Participant’s annualized gross salary rate on the day on which the Target Award is determined. For avoidance of doubt, such Base Salary shall be calculated before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

(c) “Board” means the Board of Directors of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(e) “Committee” means the Compensation Committee of the Board, or a sub-committee of the Compensation Committee, which shall, with respect to payments hereunder intended to qualify as performance-based compensation under Section 162(m), consist solely of two or more members of the Board who are not employees of the Company and who otherwise qualify as “outside directors” within the meaning of Section 162(m).

(f) “Company” means sTec, Inc. or any of its subsidiaries (as such term is defined in Code Section 424(f)).

(g) “Determination Date” means the latest possible date that will not jeopardize a Target Award or Award’s qualification as Performance-Based Compensation; the Determination Date will be not later than ninety (90) days after the commencement of a given Performance Period, or the number of days that is equal to 25% of such Performance Period, if less, while the achievement of a given Performance Goal is substantially uncertain.

(h) “Disability” means either of the following events:

(i) The Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or

(ii) The Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

(i) “Fiscal Year” means the fiscal year of the Company.

(j) “GAAP” means U.S. generally accepted accounting principles.

Appendix 1

(k) “Individual Performance Objective” means any individual Company business-related objective that is objectively determinable within the meaning of Section 162(m) and the Treasury Regulations promulgated thereunder. Individual Performance Objectives may include, but not be limited to, the following categories: new product development and/or innovation, new product penetration, new customer development, international business development, budget and finance, integration of new capabilities, compliance and risk mitigation, corporate governance, corporate planning, strategic opportunities and/or business development, intellectual property, investor and analyst relations, acquisitions and/or acquisition integration, contributions to financial, operating and/or strategic results, cost efficiency, customer satisfaction, customer service, divestitures (division or facility), effective management of legal matters, improvement of corporate governance and compliance programs; employee engagement, expansion of global market opportunity, improvement of customer loyalty, improvement of internal controls and financial reporting, inventory management, IT infrastructure and/or business process enhancement, key employee succession and development, leadership, product-related milestones, project design achievements, quality, shipment targets, technical development and similar objectively determinable performance objectives related to a Participant’s functional responsibilities with the Company.

(l) “Maximum Award” means, as to any Participant for any Performance Period with a duration of one year, $2,000,000. This amount shall be adjusted for any Performance Periods with a duration of other than one year. For example, the Maximum Award for a six-month Performance Period would be $1,000,000.

(m) “Participant” means an eligible executive or key employee of the Company participating in the Plan for a Performance Period.

(n) “Payout Formula” means, as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 7 in order to determine the Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

(o) “Performance-Based Compensation” means compensation that is intended to qualify as “performance-based compensation” within the meaning of Code Section 162(m).

(p) “Performance Goals” means the goal or goals determined by the Committee (in its sole and absolute discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures, which may be based on a Company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices: (i) annual revenue, (ii) earnings before interest, taxes, depreciation and amortization, (iii) earnings per share, (iv) net income (before or after taxes), (v) operating cash flow, (vi) operating income, (vii) return on assets, investment, or capital employed, (viii) return on equity, (ix) return on sales, (x) total shareholder return, (xi) operating margin, (xii) gross margin, (xiii) net operating income, (xiv) net operating income after tax, (xv) pre-tax profit, (xvi) sales or revenue targets, (xvii) increases in revenue or product revenue, (xviii) market share, (xix) free cash flow, (xx) cash flow per share, (xxi) share price performance, (xxii) debt reduction, (xxiii) earnings before interest and taxes, (xxiv) net revenue growth, (xxv) operating profit, (xxvi) return on invested capital, (xxvii) revenue, (xxviii) sales growth, (xxix) earnings per share and net revenue performance versus peers, (xxx) revenue growth, (xxxi) market share growth, (xxxii) net cash goals, (xxxiii) operating expense goals, (xxxiv) gross margin targets and (xxxv) Individual Performance Objectives. The Performance Goals may differ from Participant to Participant and from Award to Award. The Committee shall adjust, as appropriate, any evaluation of performance under a Performance Goal to exclude any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial conditions and results of operations appearing in the Company’s annual report to shareholders for the applicable year, or the effect of any changes in accounting principles affecting the Company’s or a business units’ reported results to the extent allowable under Section 162(m) in order to preserve the treatment of payouts under the Plan as “Performance-Based Compensation.

Appendix 2

(q) “Performance Period” means the period of time selected by the Committee over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Committee, but in no event shall the Performance Period be less than three (3) months or more than two (2) years.

(r) “Plan” means this 2013 Executive Cash Incentive Plan.

(s) “Section 162(m)” means Section 162(m) of the Code, or any successor to Section 162(m), as that Section may be interpreted from time to time by the Internal Revenue Service, whether by regulation, notice or otherwise.

(t) “Section 409A” means Section 409A of the Code, or any successor to Section 409A, as that Section may be interpreted from time to time by the Internal Revenue Service, whether by regulation, notice or otherwise.

(u) “Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary or a specific dollar amount, as determined by the Committee in accordance with Section 6.

3. Plan Administration.

(a) The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions. Subject to the requirements for qualifying compensation as Performance-Based Compensation, the Committee may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of the Plan. Subject to the limitations on Committee discretion imposed under Section 162(m), the Committee shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties, but subject to the terms of the Plan:

(i) discretionary authority to construe and interpret the terms of the Plan, and to determine eligibility, Awards and the amount, manner and time of payment of any Awards hereunder;

(ii) to prescribe forms and procedures for purposes of Plan participation and distribution of Awards; and

(iii) to adopt rules, regulations and bylaws and to take such actions as it deems necessary or desirable for the proper administration of the Plan.

(b) Any rule or decision by the Committee that is not inconsistent with the express provisions of the Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

4. Eligibility. The employees eligible to participate in the Plan for a given Performance Period shall be executive officers and other key employees of the Company who are designated by the Committee, in its sole and absolute discretion. In order to be eligible to participate in the Plan, an employee must have been hired by the Company or promoted to an eligible position prior to the Determination Date for a given Performance Period. No person shall be automatically entitled to participate in the Plan. Participation in the Plan for a given Performance Period does not guarantee participation in the Plan for any other Performance Period.

5. Performance Goal Determination. The Committee, in its sole and absolute discretion, shall establish the Performance Goals for each Participant for the Performance Period. Said Performance Goals shall be set forth by the Committee in writing on or before the Determination Date while the achievement of such Performance Goals is substantially uncertain. The Committee may, at the time the Performance Goals are established, specify certain adjustments to such items as reported in accordance with GAAP, which will exclude from the calculation of those Performance Goals one or more of the following: (a) certain charges related to acquisitions, (b) stock-based

Appendix 3

compensation charges, (c) employer payroll tax expense on certain stock option exercises, (d) settlement costs, (e) restructuring costs, (f) gains or losses on strategic investments, (g) non-operating gains, (h) certain other non-cash charges, (i) valuation allowance on deferred tax assets and the related income tax effects, (j) purchases of property and equipment, and (k) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30, provided that such adjustments are in conformity with those as reported in public filings by the Company on a non-GAAP basis. If the Committee does not designate any specific adjustments, then any Performance Goals based on financial performance goals shall be calculated in conformity with GAAP.

6. Target Award Determination. The Committee, in its sole and absolute discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing on or prior to the Determination Date.

7. Determination of Payout Formula. On or prior to the Determination Date, the Committee, in its sole and absolute discretion, shall establish a Payout Formula for purposes of determining the Award (if any) payable to each Participant. Each Payout Formula shall (a) be set forth in writing on or prior to the Determination Date, (b) be based on a comparison of actual performance for the Performance Period with respect to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved at the target level determined by the Committee in its sole discretion, and (d) provide for an Award greater than or less than a Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals as set forth in the Payout Formula. Notwithstanding the foregoing, in no event shall a Participant’s Award for any Performance Period exceed the Maximum Award. The Committee shall also, in its sole and absolute discretion, establish a minimum level of Performance Goal achievement for the Company (the “Threshold”) in a Performance Period such that the failure to achieve or exceed the Threshold Performance Goals would result in no Award being payable to any Participant for said Performance Period.

8. Determination of Awards; Award Payment.

(a) Determination and Certification. After the end of each Performance Period, the Committee shall certify in writing (which may be by approval of the minutes in which the certification was made) the actual level of achievement of the Performance Goals applicable to each Participant for the Performance Period. The Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any Plan provision to the contrary, the Committee, in its sole and absolute discretion, may eliminate or reduce the Award payable to any Participant below that which otherwise would be payable pursuant to the Payout Formula. The Committee may not increase the amount of any Award above the amount payable pursuant to the Payout Formula.

(b) Right to Receive Payment. Each Award under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled. The Company shall have no obligation to fund, segregate or otherwise set aside amounts to be used to pay Awards under the Plan.

(c) Form of Distributions. The Company shall distribute all Awards to the Participant in cash.

(d) Timing of Distributions; Participant Eligibility for Distribution. Subject to Section 8(e) below, the Company shall distribute amounts payable to Participants in cash as soon as is administratively practicable following the determination and written certification of the Award for a Performance Period, but in no event later than the time required under Section 409A in order to have such payments not be treated as a “deferral of compensation” within the meaning of Section 409A, which for a Performance Period coincident with a calendar year shall generally mean no later than two and one-half (2 1/2) months after the end of the applicable Performance Period. Nothing in this Section 8(d) shall limit the ability of the Committee to permit a Participant

Appendix 4

to defer the receipt of all or a portion of an Award pursuant to an election that the Participant has timely and validly made under Section 409A. The date on which a payment is made to Participants under the Plan with respect to a Performance Period shall be referred to as the “Distribution Date”. No amounts shall be paid to any Participant who ceases to be an employee of the Company prior to the Distribution Date. Notwithstanding the foregoing, if a Participant ceases to be an employee due to death or Disability during the Performance Period, any Award certified by the Committee shall be prorated for the Participant’s days of service in the Performance Period. If the Participant ceases to be an employee due to death or Disability after the end of the Performance Period, but prior to the Distribution Date for the Award, the Participant shall receive the Award certified by the Committee in its entirety.

(e) Deferral. The Committee may defer payment of Awards, or any portion thereof, to Covered Employees (as defined in Section 162(m)) as the Committee, in its discretion, determines to be necessary or desirable to preserve the deductibility of such amounts under Section 162(m). In addition, the Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

9. Term of the Plan. Once approved by the shareholders at the 2013 annual meeting of the Company’s shareholders, the Plan shall be in effect until terminated by the Board or the Committee. The material terms of the Performance Goals under which compensation may be paid, including the employees eligible to receive compensation, a description of the business criteria on which the Performance Goals are based, and the maximum amount of compensation that can be paid to an employee under a Performance Goal will be approved by the shareholders at least once every five years, as provided under Section 162(m).

10. Amendment and Termination of the Plan. The Committee may amend, modify, suspend or terminate the Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Plan or in any Award granted hereunder; provided, however, that no amendment, alteration, suspension or discontinuation shall be made which would (a) impair any payments to Participants made prior to such amendment, modification, suspension or termination, unless the Committee has made a determination that such amendment or modification is in the best interests of all persons to whom Awards have theretofore been granted; provided further, however, that in no event may such an amendment or modification result in an increase in the amount of compensation payable pursuant to such Award or (b) cause compensation that is, or may become, payable hereunder to fail to qualify as Performance-Based Compensation. To the extent required by applicable law, including Section 162(m), Plan amendments shall be subject to shareholder approval. At no time before the actual distribution of funds to Participants under the Plan shall any Participant accrue any vested interest or right whatsoever under the Plan, except as otherwise stated in this Plan.

11. Withholding. Distributions pursuant to this Plan shall be subject to all applicable federal and state tax and withholding requirements.

12. At-Will Employment. No statement in this Plan should be construed to grant any employee an employment contract of fixed duration or any other contractual rights, nor should this Plan be interpreted as creating an implied or an expressed contract of employment or any other contractual rights between the Company and its employees. The employment relationship between the Company and its employees is terminable at-will. This means that an employee or the Company may terminate the employment relationship at any time and for any reason or no reason.

13. Successors. All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

Appendix 5

14. Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, or an employee of the Company to whom any administrative responsibility with respect to the Plan has been assigned, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award, provided that such act or failure to act did not involve bad faith on the part of such person, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall be in addition to any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

15. Nonassignment. The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of intestacy.

16. Governing Law. The Plan and any rights hereunder shall be governed by the laws of the State of California, without resort to its conflict of laws provisions. If any provision of this Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of the Plan shall continue in full force and effect.

17. Dispute Resolution. In the event of any controversy arising between a Participant and the Company involving the construction or application of any of the terms, provisions or conditions of the Plan or any Award, or the rights or obligations of a Participant under this Plan or any Award, the Participant and the Company agree to submit such dispute(s) to final and binding arbitration pursuant to the provisions of JAMS’s Employment Arbitration Rules and Procedures upon a demand for arbitration to be submitted in accordance with JAMS’s Employment Arbitration Rules and Procedures. In line with California law, the Company shall bear the entire cost of the arbitrator and arbitration, except for those expenses that would otherwise be incurred by the Participant had this arbitration provision not been present in this Plan. In the event that either party seeks arbitration under this Plan or any Award, the arbitrator shall be selected in accordance with JAMS Employment Rules and Procedures. The parties agree that arbitration shall be the exclusive remedy for any such dispute arising under the Plan or in connection with an Award hereunder. Prior to submitting any dispute to arbitration, the parties shall attempt in good faith to settle such dispute themselves. To that end, the parties agree that mediation shall be a necessary precondition to arbitration. Mediation shall be conducted by a neutral mediator mutually acceptable to the parties. Each party shall bear its own costs and expenses in connection with any mediation, except that the Company shall bear the entire cost of the mediator’s fees. In the event that Participant is the prevailing party in such arbitration and/or mediation, the Company will reimburse Participant for any such reasonable fees and expenses incurred in connection with such arbitration and/or mediation. Any such mediation shall be conducted by a mediator to be mutually agreed to by the Participant and the Company.

18. Titles and Headings, References to Sections of the Code. The titles and headings of the Sections of the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code shall include any amendment or successor thereto.

Appendix 6

PRELIMINARY PROXY CARD SUBJECT TO COMPLETION sTEC, Inc. 3001 DAIMLER STREET SANTA ANA, CA 92705-5812

WHITE PROXY CARD

YOU CAN VOTE TODAY IN ONE OF THREE WAYS:

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on July 11, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by sTec, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on July 11, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Each and every vote is important. Your Board of Directors recommends that all sTec shareholders vote the WHITE proxy card “FOR” all of sTec’s eight director nominees.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M60466-P41139	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

sTec, Inc. WHITE PROXY CARD			For	Withhold	For All	To withhold authority to vote for any individual
The Board of Directors recommends			All	All	Except	nominee(s), mark “For All Except” and write the
you vote FOR the following:						number(s) of the nominee(s) on the line below.
1.	Election of Directors		☐	☐	☐
Nominees:
	01) Rajat Bahri	05) Kevin C. Daly, Ph.D.
	02) F. Michael Ball	06) Manouch Moshayedi
	03) Alan E. Baratz, Ph.D.	07) Mark Moshayedi
	04) Christopher W. Colpitts	08) Matthew L. Witte

The Board of Directors recommends you vote FOR items 2, 3, 4 and 5:						For	Against	Abstain

2.	To approve an amendment to sTec’s Bylaws to increase the minimum and maximum size of our Board of Directors.					☐	☐	☐

3.	To approve the sTec, Inc. 2013 Executive Cash Incentive Plan.					☐	☐	☐

4.	To approve on an advisory basis the compensation of our named executive officers (the “Say-On-Pay” vote).					☐	☐	☐

5.	To ratify the selection of Ernst & Young LLP by the Audit Committee as our independent registered public accounting firm for the fiscal year ending December 31, 2013.					☐	☐	☐

NOTE: To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.
			Yes	No
Materials Election - Check this box if you want to receive a			☐	☐
complete set of future proxy materials by mail, at no extra cost.
If you do not take action you may receive only a Notice to inform you of the Internet availability of proxy materials.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held

on July 12, 2013: The Proxy Statement & Annual Report on Form 10-K for fiscal year 2012 are available electronically at http://www.sTec-inc.com/proxy and www.proxyvote.com.

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —

M60467-P41139

WHITE PROXY CARD

sTec, Inc.

Annual Meeting of Shareholders

July 12, 2013

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint Raymond D. Cook and Robert M. Saman, and each of them as proxies to vote the shares of Common Stock of sTec, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 a.m. Pacific Time on Friday, July 12, 2013 at the Irvine Marriott located at 18000 Von Karman Avenue, Irvine, California 92612 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS; VOTED FOR ITEMS 2, 3, 4 AND 5; AND VOTED IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

IF VOTING BY MAIL, PLEASE MARK, SIGN, DATE AND RETURN THIS WHITE PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side